Exhibit 10.1
ANCHOR GLASS CONTAINER CORPORATION
as debtor and debtor-in-possession
$125,000,000
SENIOR SECURED TERM NOTES DUE 2006
SENIOR SECURED POST-PETITION NOTE PURCHASE AGREEMENT
Dated as of September 15, 2005
WELLS FARGO BANK, N.A.
as Administrative Agent and Collateral Agent

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Purchasers
Schedule 1.01(B)	Budget
Schedule 1.01(C)	Permitted Holders
Schedule 4.01(a)	Stock and Securities
Schedule 7.01(f)	Litigation; Commercial Tort Claims
Schedule 7.01(i)	ERISA
Schedule 7.01(e)	Debt and Equity Securities
Schedule 7.01(o)	Real Property
Schedule 7.01(q)	Operating Leases
Schedule 7.01(r)	Environmental Matters
Schedule 7.01(s)	Insurance
Schedule 7.01(u)	Bank Accounts
Schedule 7.01(v)	Intellectual Property
Schedule 7.01(w)	Material Contracts
Schedule 7.01(x)	Affiliate Transactions
Schedule 7.01(z)	Employee and Labor Matters
Schedule 7.01(aa)	Customer and Supplier Matters
Schedule 7.01(bb)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 7.01(cc)	Collateral Locations
Schedule 8.02(a)	Existing Liens
Schedule 8.02(b)	Indebtedness
Schedule 8.02(e)	Existing Investments
Schedule 8.02(t)	Professional Fees
Schedule 8.03(a)	Capital Expenditures
Schedule 8.03(b)	EBITDAR
Schedule 9.01	Lockbox Banks and Lockbox Accounts

Exhibit A	Form of Notice of Issuance
Exhibit B	Form of Note
Exhibit C	Form of Opinion of Counsel
Exhibit D	Form of Transfer and Acceptance
Exhibit E	Form of Final Bankruptcy Court Order
Exhibit F	Form of Security Agreement
Exhibit G	Press Release

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ANCHOR GLASS CONTAINER CORPORATION
as debtor and debtor-in-possession
$125,000,000 Senior Secured Term Notes Due 2006
as of September 15, 2005
TO EACH OF THE PURCHASERS LISTED ON SCHEDULE 1.01(A)
     ANCHOR GLASS CONTAINER CORPORATION, as debtor and-debtor-in-possession, a Delaware corporation (the “Issuer”) agrees with each of the purchasers whose names appear on Schedule 1.01(A) (each a “Purchaser” and, collectively, the “Purchasers”) and Wells Fargo Bank, N.A., as collateral agent for the Purchasers (in such capacity, together with its successors in such capacity, the “Collateral Agent”), and Wells Fargo Bank N.A., as administrative agent for the Purchasers (in such capacity, together with its successors in such capacity, the “Administrative Agent” and, together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) as follows:
ARTICLE I
DEFINITIONS; CERTAIN TERMS
          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
          “Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.
          “Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.
          “Action” has the meaning specified therefor in Section 12.12.
          “Administrative Agent” has the meaning specified therefor in the preamble hereto.
          “Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Issuer shall make all payments to the Administrative Agent for the benefit of the Agents and the Holders under this Agreement and the other Note Documents.

          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent be considered an “Affiliate” of the Issuer.
          “Agent” has the meaning specified therefor in the preamble hereto.
          “Agreed Administrative Expense Priorities” means that administrative expenses with respect to the Issuer and, with respect to sub-clause (ii) of clause “first”, any official committee appointed by the Bankruptcy Court, shall have the following order of priority:
     first, (i) amounts payable pursuant to 28 U.S.C. § 1930(a)(6) and (ii) allowed fees and expenses of attorneys, accountants and other professionals retained in the Chapter 11 Case pursuant to Sections 327, 328, 330 and 331 of the Bankruptcy Code, to the extent that the amount entitled to priority under this sub-clause (ii) of this clause first (“Priority Professional Expenses”) does not exceed $2,000,000 outstanding in the aggregate at any time (inclusive of any holdbacks required by the Bankruptcy Court) (the “Professional Expense Cap”); provided, however, that (A) during the continuance of an Event of Default hereunder or a default by the Issuer in any of its obligations under the Bankruptcy Court Orders, any payments actually made to such professionals during such continuance, under Sections 327, 328, 330 and 331 of the Bankruptcy Code or otherwise, shall reduce the Professional Expense Cap on a dollar-for-dollar basis, and (B) for the avoidance of doubt, so long as no Event of Default or a default by the Issuer in any of its obligations under the Bankruptcy Court Orders shall have occurred and be continuing, the payment of administrative expenses allowed and payable under Sections 327, 328, 330 and 331 of the Bankruptcy Code or otherwise shall not reduce the Professional Expense Cap, second, all Obligations in accordance with Section 4.02, and third, all other allowed administrative expenses.
          “Agreement” means this Senior Secured Post-Petition Note Purchase Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.
          “Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person.
          “Avoidance Actions” means all causes of action arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(e) of the Bankruptcy Code and any proceeds therefrom.

          “Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code.
          “Bankruptcy Court” means the United States Bankruptcy Court for the Middle District of Florida.
          “Bankruptcy Court Orders” means the Final Bankruptcy Court Order and the Cash Management Order.
          “Beneficial Owners” has the meaning given to such term under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
          “Board” means the Board of Governors of the Federal Reserve System of the United States.
          “Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.
          “Budget” means the 13-week cash requirement forecast setting forth the cash receipts and disbursements of the Issuer on a weekly basis, satisfactory in form and substance to the Required Holders, a summary of which is attached as Schedule 1.01(B) hereto, as updated pursuant to Section 8.01(a).
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or Minneapolis, Minnesota are authorized or required to close.
          “Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.
          “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.
          “Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

     “Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
     “Carve-Out Expenses” means those amounts, fees, expenses and claims set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities”.
     “Cash and Cash Equivalents” means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.
     “Cash Management Order” means an order of the Bankruptcy Court with respect to the cash management system of the Issuer, in form and substance reasonably satisfactory to the Required Holders.
     “Change in Law” has the meaning specified therefor in Section 5.05(a).
     “Change of Control” means each occurrence of any of the following:
     (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Permitted Holders, of beneficial ownership of more than 25% of the aggregate outstanding voting power of the Capital Stock of the Issuer;
     (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of at least a majority the directors of the Issuer then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer;
     (c) the Issuer consolidates or amalgamates with or merges into another Person or conveys, transfers or leases all or substantially all of its property and assets to another Person; or
     (d) The title, duties or authority of Mark Burgess, Chief Executive Officer of the Issuer, are diminished or amended in a manner not satisfactory to the Required Holders or he resigns or is terminated by the Issuer without the appointment of a successor acceptable to the Required Holders, the duties and authority of which are acceptable to the Required Holders in their reasonable discretion.
     “Chapter 11 Case” means the case commenced by the Issuer under the Bankruptcy Code in the Bankruptcy Court on August 8, 2005.
     “Collateral” has the meaning specified therefor in Section 4.01(a).

          “Collateral Agent” has the meaning specified therefor in the preamble hereto.
          “Collection Account” and “Collection Accounts” have the meanings specified therefor in Section 9.01(a).
          “Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Issuer.
          “Concentration Account” means an account maintained at an institution selected by the Issuer and satisfactory to the Required Holders and the Administrative Agent and under the sole dominion and control of the Administrative Agent.
          “Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
          “Disposition” means any transaction, or series of related transactions (including any Sale Transaction), pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.

     “Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.
     “EBITDAR” of the Issuer for any period, means the Net Income of the Issuer for such period plus, without duplication and to the extent reflected as a charge in the statement of such Net Income for such period, the sum of (a) income tax expense, (b) Interest Expense, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses and (f) any other non-cash charges, and minus, to the extent included in the statement of such Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining Interest Expense), (b) any extraordinary, unusual or non-recurring income or gains, (c) any other non-cash income and (d) costs and expenses attributed solely to the Chapter 11 case, such as fees of its professionals and professionals it pays pursuant to orders of the Bankruptcy Court, and costs related to any plant shutdowns.
     “Effective Date” has the meaning specified therefor in Section 6.01.
     “Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of the Issuer or any of its ERISA Affiliates.
     “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by the Issuer or any predecessor in interest thereof; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by the Issuer or any predecessor in interest thereof.
     “Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.
     “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by the Issuer or (ii) any facility which received Hazardous Materials generated by the Issuer.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
          “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.
          “Event of Default” means any of the events set forth in Section 10.01.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Extraordinary Receipts” means any cash received by the Issuer not in the ordinary course of business (and not consisting of proceeds described in Section 2.04(b)(i) hereof) by way of proceeds of insurance, condemnation awards (and payments in lieu thereof), or other compensation received by the Issuer with respect to any loss of or damage to, or any condemnation or other taking of, any property of the Issuer.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letter” means the letter dated September 15, 2005 executed by the Issuer related to the fees, expenses and disbursements of the Agents.
          “Filing Date” means August 8, 2005, the date on which the Issuer commenced the Chapter 11 Case.
          “Final Bankruptcy Court Order” means the final order of the Bankruptcy Court approving this Agreement with respect to the Issuer, substantially in the form of Exhibit E hereto, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of the Agents (at the written direction of the Required Holders), the Required Holders and the Issuer, which order shall be in full force and effect and not vacated, modified, amended (without the express written joinder or consent of the Agents, at the written direction of the Required Holders, and the Required Holders), renewed, overturned, subject to a pending appeal, or stayed in any respect, and, in the event such order is the subject of a pending appeal, the performance of any Obligation of the Issuer shall not be stayed during such appeal.
          “Final Bankruptcy Court Order Entry Date” means the date on which the Final Bankruptcy Court Order shall have been entered by the Bankruptcy Court.
          “Final Maturity Date” means the date which is the earliest of (i) September 30, 2006, (ii) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a plan of reorganization in the Chapter 11 Case that has been confirmed by an order of the Bankruptcy Court, (iii) the effective date of a Sale Transaction, and (iv) such earlier date on which the Notes shall become due and payable in accordance with the terms of this Agreement and the other Note Documents.
          “Financial Statements” means (i) the balance sheet of the Issuer for the Fiscal Year ended December 31, 2004 and the related statement of operations and cash flows and the statement of shareholders’ equity for the Fiscal Year then ended, and (ii) the unaudited balance sheet of the Issuer as at March 31, 2005 and, depending on availability, the later of July 31 or August 31, 2005 and the related statement of operations and cash flows and the statement of shareholders’ equity for the respective year-to-date periods ended on said dates.
          “Fiscal Year” means the fiscal year of the Issuer ending on the 31st of December of each year.
          “GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 8.01 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 8.01 hereof, the Required Holders and the Issuer shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Holders and the Issuer after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 8.01 hereof shall be calculated as if no such change in GAAP has occurred.
          “Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws; (b) petroleum and its refined products; (c)

polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing Hazardous Materials.
          “Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
          “Holders” means the Purchasers and each Person that becomes a party hereto pursuant to Section 12.07.
          “Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for (A) more than 90 days after the date such payable was created or (B) a longer period if such payable is being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Required Holders and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations of such Person; (ix) liabilities incurred under Title IV of ERISA with respect to any Plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; (xi) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.
          “Indemnified Matters” has the meaning specified therefor in Section 12.15.

          “Indemnitees” has the meaning specified therefor in Section 12.15.
          “Interest Expense” of the Issuer for any period, means total cash interest expense (including that attributable to Capitalized Lease Obligations) of the Issuer for such period with respect to all outstanding Indebtedness of the Issuer (including, without limitation, all commissions, discounts and other fees and charges owed by the Issuer with respect to letters of credit and bankers’ acceptance financing and net costs of the Issuer under Hedging Agreements to the extent such net costs are allocable to such period in accordance with GAAP).
          “Interim DIP Notes” means the post-petition advances made to the Issuer by certain pre-petition creditors of the Issuer in the aggregate principal amount of $15,000,000 and evidenced by certain promissory notes dated on or about August 12, 2005 issued by the Issuer to the order of such creditors.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.
          “Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.
          “Issuer” has the meaning specified therefor in the preamble hereto.
          “Knowledgeable Employees” has the meaning specified in Rule 3c-5 of the Investment Company Act of 1940, as amended.
          “Lease” means any lease of real property to which the Issuer is a party as lessor or lessee.
          “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.
          “Lockbox Bank” has the meaning specified therefor in Section 9.01(a).
          “Lockboxes” has the meaning specified therefor in Section 9.01(a).
          “Material Adverse Effect” means a material adverse effect on (i) the operations, business, assets, properties, condition (financial or otherwise) or prospects of the Issuer, except for the commencement of the Chapter 11 Case and events that would typically result from the commencement and prosecution of the Chapter 11 Case, (ii) the ability of the Issuer to perform any of its obligations under any Note Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Note Document, (iv) the rights and remedies of any

Agent or any Holder under any Note Document or (v) the validity, perfection or priority of any Lien in favor of the Collateral Agent for the benefit of the Agents and/or the Holders on any of the Collateral; provided, however, that the increases in the price of natural gas occurring between the Petition Date and September 9, 2005 shall not be considered a Material Adverse Effect.
          “Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than sixty (60) days’ notice without penalty or premium) and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.
          “Material Holder” has the meaning specified in Section 8.01(a)(xx).
          “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
          “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Issuer or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.
          “Net Cash Proceeds” means, with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the principal amount of any Indebtedness secured by any Lien permitted by Section 8.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes payable in connection with, and during the 12 month period following, any such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements).
          “Net Income” of the Issuer for any period, means the net income (or loss) of the Issuer for such period, determined in accordance with GAAP.
          “Note” has the meaning specified therefor in Section 2.01(a).
          “Note Document” means this Agreement, the Security Agreement, the Fee Letter, the Notes, the Final Bankruptcy Court Order, the Cash Management Order and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Obligation.
          “Notice of Issuance” has the meaning specified therefor in Section 2.02(a).

          “Notice of Sole Control” means a notice delivered by the Collateral Agent to a Lockbox Bank at the written direction of the Required Holders for the purpose of restricting any further access by the Issuer to accounts maintained at such bank and directing that all funds be transferred to the Concentration Account or the Administrative Agent’s Account pursuant to ARTICLE IX.
          “Obligations” means all present and future indebtedness, obligations, and liabilities of the Issuer to the Agents and the Holders relating to or under the Note Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 10.01. Without limiting the generality of the foregoing, the Obligations of the Issuer under the Note Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Issuer under the Note Documents, and (b) the obligation of the Issuer to reimburse any amount in respect of any of the foregoing that any Agent or any Holder (in its sole discretion) may elect to pay or advance on behalf of the Issuer.
          “Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.
          “Other Taxes” has the meaning specified therefor in Section 3.02.
          “Outstanding” means, as of the date of determination, all Notes delivered under this Agreement, except:
     (i) Notes theretofore canceled by the Administrative Agent or delivered to the Administrative Agent for cancellation; or
     (ii) Notes, or portions thereof, for whose payment or redemption immediately available funds in the necessary amount have been theretofore deposited with the Administrative Agent (other than the Issuer) in trust or set aside and segregated in trust by the Issuer (if the Issuer shall act as its own Administrative Agent) for the Holders of such Notes; provided that, if the Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Agreement;
provided, however, that in determining whether the Holders of the requisite principal amount of the outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Issuer or any Affiliate of the Issuer shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Administrative Agent or the Issuer, as the case may be, shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Administrative Agent actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Required Holders the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Issuer or any Affiliate of the Issuer.

          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Permitted Holders” means the Persons named on Schedule 1.01(C).
          “Permitted Indebtedness” means:
          (a) any Indebtedness owing to any Agent or any Holder under this Agreement and the other Note Documents;
          (b) any Indebtedness existing on the Filing Date as described on Schedule 8.02(b); and
          (c) any Indebtedness with respect to Hedging Agreements approved in writing by the Required Holders.
          “Permitted Investments” means, in each case, as permitted by Section 345 of the Bankruptcy Code or pursuant to orders entered by the Bankruptcy Court, (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six (6) months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than ninety (90) days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; (vi) tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s; and (vii) any investment with respect to Hedging Agreements approved in writing by the Required Holders.
          “Permitted Liens” means:
          (a) Liens securing the Obligations;
          (b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 8.01(b);
          (c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising (provided they are subordinate to the Collateral Agent’s Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, or as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
          (d) Liens existing on the Filing Date, as described on Schedule 8.02(a), but not the extension of coverage thereof to other property or the extension of maturity (other than as a result of the filing of the Chapter 11 Case), refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;
          (e) Liens or interests arising out of Capital Leases of the Issuer as of the Effective Date;
          (f) Liens or interests arising out of additional Capital Leases which may be entered into after the Effective Date in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding;
          (g) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due (or as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court);
          (h) deposits and pledges of cash of up to $16,540,128.34 securing the Continuing Obligations, as defined in the Release Agreement, dated as of the date hereof, regarding the termination of the Wachovia Pre-Petition Facility, that are held in a specified segregated account; and
          (i) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by the Issuer in the normal conduct of the Issuer’s business.
          “Permitted Priority Liens” means any valid, perfected and non-avoidable Permitted Lien in existence immediately prior to the Filing Date, including Liens or interests arising out of Capital Leases in effect immediately prior to the Filing Date.
          “Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.
          “Plan” means any Employee Plan or Multiemployer Plan.
          “Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0%
          “Pre-Petition Facilities” means, collectively (i) the Loan and Security Agreement, dated August 30, 2002, made by and among the Issuer, the lenders party thereto and Wachovia

Capital Finance Corporation (Central), as agent for the lenders, as amended, restated, supplemented or modified from time to time (the “Wachovia Pre-Petition Facility”) and (ii) the credit facility with Madeleine L.L.C. and certain other lenders, including letters of credit issued in connection therewith.
          “Priority Professional Expenses” means those expenses entitled to a priority as set forth in sub-clause (ii) of the clause “first” of the definition of the term “Agreed Administrative Expense Priorities”.
          “Professional Expense Cap” has the meaning specified in subclause (ii) of clause “first” of the definition of the term “Agreed Administrative Expense Priorities”.
          “Pro Rata Share” means, with respect to any Holder, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Holder’s Notes, by (ii) the aggregate unpaid principal amount of all Outstanding Notes.
          “Purchaser” has the meaning specified therefor in the preamble hereto.
          “Qualified Purchaser” means a qualified institutional buyer as defined in Rule 144A under the Securities Act and the rules and regulations promulgated thereunder
          “Reference Bank” means Wells Fargo Bank, N.A., its successors or any other commercial bank designated by the Required Holders to the Issuer from time to time.
          “Reference Rate” means the three (3) month London Interbank Offered Rate, as published in the Wall Street Journal on the Effective Date and on the corresponding day in each successive three month period; provided, that if such day is not a Business Day, then it shall be based on such rate published on the Business Day immediately preceding such date. Any change in the Reference Rate shall be deemed to be effective as of the opening of business on the date the Reference Rate is determined.
          “Register” has the meaning specified therefor in Section 12.07(c).
          “Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.
          “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.
          “Reportable Event” means an event described in Section 4043 of ERISA (other than the commencement of the Chapter 11 Case and any event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).
          “Responsible Officer” means, when used with respect to an Agent, any officer within the corporate trust department of such Agent, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of such Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have responsibility for the administration of this Agreement by such Agent.
          “Required Holders” means, at any time, Holders of more than 50% in principal amount of the Notes at the time outstanding.
          “Sale Order” means an order of the Bankruptcy Court authorizing a Sale Transaction under Section 363 of the Bankruptcy Code.
          “Sale Transaction” means a transaction pursuant to which a sale of all or substantially all of the assets of the Issuer, pursuant to Section 363 of the Bankruptcy Code, is consummated.
          “SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.
          “Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.
          “Security Agreement” means the Security Agreement of even date herewith made by the Issuer in favor of the Collateral Agent for the benefit of the Agents and the Holders, substantially in the form of Exhibit F, securing the Obligations and delivered to the Collateral Agent.
          “Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
          “Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, association or other entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors if a corporation, (B) the interest in the capital or profits if a partnership or limited liability company or (C) the beneficial interest in such trust or estate is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.
          “Taxes” has the meaning specified therefor in Section 3.01.
          “Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes the Issuer or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan; provided, however, that no Termination Event shall be deemed to have occurred as a result of the commencement of the Chapter 11 Case.
          “Transfer and Acceptance” means a transfer and acceptance entered into by an assigning Holder and an assignee, and accepted by the Administrative Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit D hereto or such other form acceptable to the Administrative Agent.
          “Uniform Commercial Code” has the meaning specified therefor in Section 1.03.
          “WARN” has the meaning specified therefor in Section 7.01(y).
          Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

          Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “Uniform Commercial Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein.
          Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Agent or any Holder, such period shall in any event consist of at least one full day.
ARTICLE II
AMOUNT AND TERMS OF THE NOTES
          Section 2.01 The Notes. (a) Authorization of the Notes. The Issuer will authorize the issue and sale of $125,000,000 aggregate principal amount of its senior secured term notes (the “Notes”). As used herein, the term “Notes” includes all notes originally issued pursuant to this Agreement and any notes issued in substitution therefor pursuant to Section 12.07.
          (b) Sale and Purchase of Notes. Subject to the terms and conditions and relying on the representations and warranties herein set forth and subject to the Bankruptcy Court Orders, on the Effective Date (as provided for in Section 2.01(c)), the Issuer will issue and sell to each Purchaser, and each Purchaser will purchase from the Issuer, a Note in the principal amount specified opposite such Purchaser’s name in Schedule 1.01(A) hereto, at the purchase price of 100% of the principal amount thereof.
          (c) Issuance Proceedings. On the Effective Date, the Issuer will deliver to each Purchaser the Note to be purchased by such Purchaser on such date in the form of a single Note dated the Effective Date and registered in such Purchaser’s name (or the name of such Purchaser’s nominee), against delivery by the Administrative Agent to the Issuer of each Purchaser’s immediately available funds received therefor by wire transfer for the account of the Issuer to the Administrative Agent’s Account. If on the Effective Date, the Issuer shall fail to tender any such Note to any Purchaser as provided in this Section 2.01(c), or any of the conditions specified in ARTICLE VI of this Agreement shall not have been fulfilled to the satisfaction of the Required Holders, the Purchasers shall be relieved, as a whole, of all further obligations under this Agreement, without thereby waiving any rights the Purchasers may have by reason of such failure or such nonfulfillment.
          Section 2.02 Issuing the Notes. (a) Notice of Issuance of Notes. Notice of the proposed date of issuance of the Notes shall have been given by the Issuer to the Administrative Agent not later than 12:00 noon (New York City time) one (1) Business Day prior to such proposed date (the “Notice of Issuance”). The Notice of Issuance shall be by telecopier, confirmed immediately in writing the same Business Day, in substantially the form of Exhibit A, specifying the requested date of such issuance, which must be a Business Day. The Notice of Issuance shall be irrevocable and binding on the Issuer. The Administrative Agent shall give to each Purchaser prompt notice of the Notice of Issuance received from the Issuer. Each Purchaser shall before 1:00 p.m. (New York City time) on the Effective Date make available to the Administrative Agent at the Administrative Agent’s Account, by wire transfer of immediately available funds, an amount equal to such Purchaser’s ratable portion of the Notes. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in ARTICLE VI, the Administrative Agent will transfer such funds to the Issuer as directed by the Issuer in the Notice of Issuance. Until the Required Holders (or their counsel) notify the Administrative Agent that the applicable conditions set forth in ARTICLE VI have been fulfilled, the Administrative Agreement shall hold all funds in escrow; if the Administrative Agent does not receive such notice by 5:00 p.m. Eastern Standard Time on the proposed Effective Date, then such funds shall be returned promptly to the each of the Purchasers.
          (b) Obligations of Purchasers Several. The obligation of any Purchaser to purchase on the Effective Date the Note to be purchased by it in the principal amount set forth opposite such Purchaser’s name in Schedule 1.01(A) is subject to the simultaneous purchase by the other Purchasers of the Notes to be purchased by them in the respective principal amounts set forth opposite such other Purchasers’ names in Schedule 1.01(A).
          Section 2.03 Repayment. (a) Notes. The Issuer hereby promises to pay to the Administrative Agent for the account of the each Holder the outstanding principal amount of the Notes on the Final Maturity Date.
          (b) Payments to Include Accrued Interest. All repayments of principal under this Section 2.03 shall be made together with interest accrued to the date of such repayment on the principal amount repaid.
          Section 2.04 Redemptions, Etc. (a) Optional Redemptions. The Issuer may, upon at least three (3) Business Days’ prior written notice to the Administrative Agent (which notice shall state the proposed date of the redemption), and if such notice is given the Issuer shall, redeem the outstanding principal amount of the Notes issued under this Agreement in the aggregate amount and on the date specified in such notice, together with accrued interest to the date of such redemption on the principal amount prepaid, provided, that (i) each partial redemption shall be in an aggregate principal amount of $10,000,000 or any multiple thereof and (ii) such notice shall be delivered to the Administrative Agent on the relevant day not later than 12:00 noon (New York City time).
          (b) Mandatory Redemptions.
              (i) Asset Sales. Concurrently with the consummation of any Disposition after the date hereof (after obtaining any necessary consent of the Required Holders, to the extent such Disposition is not permitted under Section 8.02(c)), and promptly but in any event not later than the third Business Day following the receipt by the Issuer of any Net Cash Proceeds of such Disposition received after such consummation, the Issuer shall redeem the Notes in an aggregate amount equal to eighty per cent (80%) of the Net Cash Proceeds of such

Disposition; provided, however, that with the written consent of the Required Holders, the Issuer may retain the Net Cash Proceeds of such Disposition and use them in the operation of the Issuer’s business. For the avoidance of doubt, any redemption of Notes pursuant to this Section 2.04(b) shall result in a permanent reduction of the aggregate principal amount of the Notes.
              (ii) Casualty Events. In the event of any Extraordinary Receipts, the Issuer shall have 270 days to reinvest the Extraordinary Receipts in replacement property; provided that, prior to the date that is sixty (60) days following the receipt of such Extraordinary Receipts, the Issuer shall have notified the Administrative Agent of its intention to reinvest such amounts within the applicable 270 day period. To the extent it fails to so reinvest such Extraordinary Receipts in that 270 day time period, promptly but in any event not later than the third Business Day following 270 days of the receipt by the Issuer of such Extraordinary Receipts, the Issuer shall redeem the Notes in an aggregate amount equal to the amount of such Extraordinary Receipts to the extent not so reinvested.
          (c) Terms Applicable to All Redemptions. All redemptions of Notes under this Section 2.04 shall be made together with accrued interest to the date of such redemption on the principal amount redeemed. Each redemption of Notes under this Section 2.04 shall be applied to the Outstanding principal amount of the Notes of each Holder ratably based upon such Holder’s Pro Rata Share.
          Section 2.05 Interest. (a) Notes. Each Note shall bear interest on the principal amount thereof from time to time outstanding, from the date of issuance of such Note until such principal amount becomes due, at a rate per annum equal to the Reference Rate plus 7.00%.
          (b) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Notes, and all fees, indemnities or any other Obligations of the Issuer under this Agreement and the other Note Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.
          (c) Interest Payment. Interest on each Note shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which the Effective Date occurs and at maturity (whether upon demand, by acceleration or otherwise); provided that interest at the Post-Default Rate shall be payable on demand.
          (d) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.
          Section 2.06 Fees.
          (a) Closing Fees. On or prior to the Effective Date, the Issuer shall pay to the Administrative Agent for the account of the Holders, in accordance with their Pro Rata Shares, a non-refundable closing fee in the amount of $1,093,750, which fee shall be deemed fully earned when paid.

          (b) Agents’ Fee. The Issuer shall pay to the Agents fees, consideration and other amounts in accordance with the Fee Letter and any other written agreements between an Agent and the Issuer. The Issuer’s obligations under this Section 2.06 shall survive the termination of this Agreement.
ARTICLE III
TAXATION
          Section 3.01 Payments Made Free of Taxes. Any and all payments by the Issuer hereunder shall be made, in accordance with Section 5.02, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Agent and each Holder, income and franchise taxes imposed on or measured by net income of such Person by a jurisdiction in which such Person is organized or in which its principal office is located (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Issuer shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Agent or any Holder, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01) such Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Issuer shall make such deductions and (iii) the Issuer shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          Section 3.02 Other Taxes In addition, the Issuer agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made by it hereunder or from the execution, delivery or registration of this Agreement or any Note Document (hereinafter referred to as “Other Taxes”).
          Section 3.03 Indemnification. The Issuer agrees to indemnify each Agent and each Holder for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this ARTICLE III) paid by such Agent or Holder and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not correctly asserted. This indemnification shall be made within thirty (30) days from the date such Agent or Holder makes written demand therefor and such Agent’s or such Holder’s determination that it is liable for such Taxes or Other Taxes shall be conclusive absent manifest error.
          Section 3.04 Evidence of Payments. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Issuer will furnish to the Administrative Agent, at its address referred to in Section 12.01, an official receipt or appropriate evidence of payment thereof.
          Section 3.05 Certain Obligations of Non-U.S. Holders. Each Holder organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement (in the case of each Purchaser) and on the date of the Transfer and Acceptance pursuant to which it became a Holder (in the case of each other Holder), and from time to time thereafter if requested in writing by the Issuer or the Administrative Agent, at the written direction of the Required Holders, or promptly upon the occurrence of any event requiring a change in the last form delivered by such Holder (but, in each case, only so long as such Holder remains lawfully able to do so after the date such Holder becomes a Holder hereunder), provide the Administrative Agent and the Issuer with either (i) Internal Revenue Service form W8-BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Holder is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement and the Notes or certifying that the income receivable pursuant to this Agreement and the Notes is effectively connected with the conduct of a trade or business in the United States or (ii) Internal Revenue Service form W-8, upon which the Issuer is entitled to rely, pursuant to Sections 881(c)(2)(B) or 871(h)(5) of the Code, or any successor form or statement prescribed by the Internal Revenue Service in order to establish that such Holder is entitled to treat the interest payments under this Agreement and the Notes as portfolio interest that is exempt from withholding tax under the Code, together with a certificate stating that such Holder is not described in Section 881(c)(3) of the Code. If the form provided by a Holder at the time such Holder first becomes a party to this Agreement indicates a United States interest withholding tax rate on payments of interest hereunder in excess of zero (or if the Holder cannot provide at such time such form because it is not entitled to reduced withholding under a treaty, the payments are not effectively connected income and the payments do not qualify as portfolio interest), withholding tax at such rate (or at the then existing U.S. statutory rate if the Holder cannot provide the form) shall be excluded from Taxes unless and until such Holder provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be excluded from Taxes for periods governed by such form; provided that, if at the date of the Transfer and Acceptance pursuant to which a Holder transferee becomes a party to this Agreement, the Holder transferor was entitled to payments under Section 3.01 in respect of United States withholding tax with respect to amounts paid hereunder at such date, then, to the extent such tax results in liability for such payments, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States interest withholding tax, if any, applicable with respect to the Holder transferee on such date.
          Section 3.06 Limitation upon Indemnification of Non-U.S. Holders. For any period with respect to which a Holder has failed to provide the Issuer and the Administrative Agent with the appropriate form described in Section 3.05 (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under Section 3.05), such Holder shall not be entitled to indemnification under Section 3.01 or Section 3.03 of this Agreement with respect to Taxes imposed by the United States.
          Section 3.07 Survival. Without prejudice to the survival of any other agreement of the Issuer hereunder, the agreements and obligations of the Issuer contained in this ARTICLE III shall survive the payment in full of principal and interest hereunder and under the Notes.

ARTICLE IV
SECURITY AND ADMINISTRATIVE PRIORITY
          Section 4.01 Collateral; Grant of Lien and Security Interest.
          (a) As security for the full and timely payment and performance of all of the Obligations, the Issuer hereby, as of the Final Bankruptcy Court Order Entry Date, assigns, pledges, transfers and grants to the Collateral Agent, for the benefit of the Holders and the Agents, a security interest in and to and Lien on all of the property, assets or interests in property or assets of the Issuer of any kind or nature whatsoever, real or personal, now existing or hereafter acquired or created, including, without limitation, all property of the “estate” (within the meaning of the Bankruptcy Code) and all accounts, inventory, goods, contract rights, instruments, securities, documents, chattel paper, general intangibles, payment intangibles, letters of credit, letter of credit rights, supporting obligations, machinery and equipment, real property, fixtures, leases, money, investment property, deposit accounts, all commercial tort claims and all causes of action arising under the Bankruptcy Code or otherwise (excluding, however, Avoidance Actions; provided, however that the proceeds of any Avoidance Actions shall be available to satisfy any administrative claim of the Collateral Agent, the Administrative Agent or the Holders provided hereunder or pursuant to the Bankruptcy Court Orders), and all cash and non-cash proceeds, rents, products and profits of any of the foregoing (all property of the Issuer subject to the security interest and Lien referred to in this Section 4.01(a) being hereafter referred to as the “Collateral”). Schedule 4.01(a) contains a complete and accurate description of all stock and other securities constituting Collateral as of the date hereof.
          (b) Upon entry of the Final Bankruptcy Court Order, without any further action, filing, recording or registration the Liens and security interests in favor of the Collateral Agent referred to in Section 4.01(a) hereof shall be valid and perfected Liens and security interests in the Collateral, prior to all other Liens and security interests in the Collateral, other than for the Permitted Priority Liens. Such Liens and security interests and their priority shall remain in effect until all Obligations shall have been indefeasibly repaid in cash in full.
          (c) Notwithstanding anything herein to the contrary (i) all proceeds received by the Agents and the Holders from the Collateral subject to the security interests and Liens granted in this Section 4.01 and in each other Note Document and by the Bankruptcy Court Orders shall be subject to the prior payment of the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities, and (ii) no Person entitled to Carve-Out Expenses shall be entitled to sell or otherwise dispose, or seek, sell or otherwise dispose of any Collateral.
          Section 4.02 Administrative Priority. The Issuer agrees that, pursuant to Section 364(c) of the Bankruptcy Code, the Obligations shall constitute allowed superpriority administrative expenses in the Chapter 11 Case, having priority over all administrative expenses of and unsecured claims against the Issuer now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject, as to priority, only to Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities.
          Section 4.03 Grants, Rights and Remedies. The Liens and security interests granted pursuant to Section 4.01(a) hereof and the administrative priority granted pursuant to Section 4.02 hereof may (but need not) be independently granted by the Note Documents and by other Note Documents hereafter entered into. This Agreement, the Bankruptcy Court Orders and such other Note Documents supplement each other, and the grants, priorities, rights and remedies of the Agents and the Holders hereunder and thereunder are cumulative.
          Section 4.04 No Filings Required. The Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Final Bankruptcy Court Order, and entry of the Final Bankruptcy Court Order shall have occurred on or before the date of the issuance any Note. The Collateral Agent shall not be required to file or record any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect any Lien or security interest granted by or pursuant to this Agreement, the Final Bankruptcy Court Order or any other Note Document.
          Section 4.05 Survival. The Liens and security interests, lien priority, administrative priorities and other rights and remedies granted to the Agents and the Holders pursuant to this Agreement, the Bankruptcy Court Orders and the other Note Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of indebtedness by the Issuer (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Chapter 11 Case, or by any other act or omission whatsoever. Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:
          (a) except for the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities as set forth in Section 4.02, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Case or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Agents and the Holders against the Issuer in respect of any Obligation;
          (b) the Liens in favor of the Agents and the Holders set forth in Section 4.01(a) hereof shall constitute valid and perfected first priority Liens and security interests, subject only to Permitted Priority Liens to which such Liens and security interests may be subordinate and junior, and shall be prior to all other Liens and security interests, now existing or hereafter arising, in favor of any other creditor or any other Person whatsoever; and
          (c) the Liens in favor of the Agents and the Holders set forth herein and in the other Note Documents shall continue to be valid and perfected without the necessity that the Collateral Agent file or record financing statements, mortgages or otherwise perfect its Lien under applicable non-bankruptcy law.

ARTICLE V
FEES, PAYMENTS AND OTHER COMPENSATION
          Section 5.01 Audit and Collateral Monitoring Expenses. The Issuer acknowledges that pursuant to Section 8.01(e), representatives of the Agents or the Required Holders may visit the Issuer and/or conduct audits, inspections, appraisals, valuations and/or field examinations of the Issuer or the Collateral at any time and from time to time in a manner so as to not unduly disrupt the business of the Issuer. The Issuer agrees to pay (i) each examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, appraisals, valuations and field examinations and (ii) the actual cost of all visits, audits, inspections, appraisals, valuations and field examinations conducted by a third party on behalf of the Agents.
          Section 5.02 Payments and Computations. The Issuer will make each payment under this Agreement or any other Note Document not later than 2:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments shall be made by the Issuer without set-off, counterclaim, deduction or other defense to the Agents and/or the Holders. After receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Holders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Holder to such Holder, in each case to be applied in accordance with the terms of this Agreement. Whenever any payment to be made under any Note Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.
          Section 5.03 Sharing of Payments, Etc. If any Holder shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Holders, such Holder shall forthwith purchase from the other Holders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Holder to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Holder, such purchase from each Holder shall be rescinded and such Holder shall repay to the purchasing Holder the purchase price to the extent of such recovery together with an amount equal to such Holder’s ratable share (according to the proportion of (i) the amount of such Holder’s required repayment to (ii) the total amount so recovered from the purchasing Holder of any interest or other amount paid by the purchasing Holder in respect of the total amount so recovered). The Issuer agrees that any Holder so purchasing a participation from another Holder pursuant to this Section 5.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Holder’s right of set-off) with respect to such participation as fully as if such Holder were the direct creditor of the Issuer in the amount of such participation.
          Section 5.04 Apportionment of Payments. Subject to any written agreement among the Agents and/or the Holders:
          (a) all payments of principal and interest in respect of outstanding Notes, all payments of fees (other than the fees set forth in Section 2.06(b) hereof and the audit and collateral monitoring expenses provided for in Section 5.01) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Holders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Notes, as designated in writing by the Person making payment when the payment is made.
          (b) Either before or after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Holders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees, expense reimbursements and indemnities then due to the Holders until paid in full; (iii) third, ratably to pay interest due in respect of the Notes until paid in full; (iv) fourth, ratably to pay principal of the Notes until paid in full; and (v) fifth, to the ratable payment of all other Obligations then due and payable (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations).
          (c) In the event of a direct conflict between the priority provisions of this Section 5.04 and other provisions contained in any other Note Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 5.04 shall control and govern.
          Section 5.05 Increased Costs and Reduced Return. (a) If any Holder or any Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Holder or any Agent or any Person controlling any such Holder or any such Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Holder or any Agent or any Person controlling any such Holder or any such Agent (in each case, whether or not having the force of law) (each a “Change in Law”), shall (i) subject such Holder or such Agent, or any Person controlling such Holder or such Agent to any tax, duty or other charge with respect to this Agreement or any Holder or such Agent agreeing to accept for transfer, fund or maintain any Notes, or change the basis of taxation of payments to such Holder or such Agent or any Person controlling such Holder or such Agent of any amounts payable hereunder (except for taxes on the overall net income of such Holder or such Agent or any Person controlling such Holder or such Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Holder by virtue of such Holder’s holding of its Notes, or against assets of or held by, or deposits with or for the account of, or credit extended by, such Holder or any Person controlling such Holder or (iii) impose on such Holder or such Agent or any Person controlling such Holder or such Agent any other condition regarding this Agreement, any Note Document or any Note, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Holder or such Agent of holding its Notes, or agreeing to fund or maintain its Notes, or to reduce any amount received or receivable by such Holder or such Agent hereunder or thereunder, then, upon demand by such Holder or such Agent, the Issuer shall pay to such Holder or such Agent such additional amounts as will compensate such Holder or such Agent for such increased costs or reductions in amount.
          (b) If any Holder or any Agent shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Holder or such Agent or any Person controlling such Holder or such Agent, and such Holder or such Agent determines that the amount of such capital is increased as a direct or indirect consequence of such Holder holding its Notes, such Holder’s or such Agent’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Holder’s or such Agent’s or such other controlling Person’s capital to a level below that which such Holder or such Agent or such controlling Person could have achieved but for such circumstances as a consequence of such Holder holding its Notes or such Holder’s or such Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Holder’s or such Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Holder or such Agent, the Issuer shall pay to such Holder or such Agent from time to time such additional amounts as will compensate such Holder or such Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Holder’s or such Agent’s or such other controlling Person’s capital.
          (c) All amounts payable under this Section 5.05 shall bear interest from the date that is ten (10) days after the date of demand by any Holder or any Agent until payment in full to such Holder or such Agent at the Reference Rate. A certificate of such Holder or such Agent claiming compensation under this Section 5.05, specifying the event herein above described and the nature of such event shall be submitted by such Holder or such Agent to the Issuer, setting forth the additional amount due and an explanation of the calculation thereof, and such Holder’s or such Agent’s reasons for invoking the provisions of this Section 5.05, and shall be final and conclusive absent manifest error.
ARTICLE VI
CONDITIONS TO ISSUANCE
          Section 6.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”), and each Purchaser shall become obligated to purchase and pay for the Note to be sold to such Purchaser on such date, when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Required Holders, which must, in any event, occur on or before September 15, 2005:
          (a) Final Bankruptcy Court Order. The Final Bankruptcy Court Order shall have been entered by the Bankruptcy Court and the Administrative Agent shall have received a certified copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, subject to a pending appeal, stayed or vacated absent the prior written consent of the Required Holders and the Issuer and, if the reversal, modification, amendment, appeal, stay or vacatur affects an Agent, such Agent.
          (b) Payment of Fees, Etc. The Issuer shall have paid all fees, costs, expenses and taxes then payable pursuant to the Fee Letter, and Section 2.06 and Section 12.04.
          (c) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE VII and in each other Note Document, certificate or other writing delivered to any Agent or any Holder pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Note Documents becoming effective in accordance with its or their respective terms.
          (d) Legality. The issuance and funding of the Notes shall not contravene any law, rule or regulation applicable to any Agent or any Holder.
          (e) Delivery of Documents. The Administrative Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Required Holders and, unless indicated otherwise, dated the Effective Date:
              (i) this Agreement and the Security Agreement, each duly executed by the Issuer;
              (ii) the Notice of Issuance delivered in accordance with Section 2.02 hereof for the Notes to be issued on the Effective Date;
              (iii) certified copies of request for copies of information on Form UCC-11 listing all effective financing statements which name as debtor the Issuer and which are filed in the jurisdictions in which the Issuer is organized, has assets or property or maintains its chief executive office, together with copies of such financing statements, none of which, except as permitted herein or otherwise agreed in writing by the Required Holders, shall cover any of the Collateral;
              (iv) evidence of the authority of the Issuer to effect (A) the issuance of the Notes by the Issuer hereunder and the transactions contemplated by the Note Documents, and (B) the execution, delivery and performance by the Issuer of each Note Document to which it is or will be a party and the execution and delivery of the other documents to be delivered by the Issuer in connection herewith and therewith;

               (v) a certificate of an Authorized Officer of the Issuer, certifying the names and true signatures of the representatives of the Issuer authorized to sign each Note Document to which the Issuer is or will be a party and the other documents to be executed and delivered by the Issuer in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;
               (vi) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of the Issuer certifying as to the subsistence in good standing of, and the payment of taxes by, the Issuer in such states, dated as of a date within five (5) days of the Effective Date;
               (vii) a true and complete copy of the charter, certificate incorporation and any other publicly filed organizational document of the Issuer certified as of a recent date not more than five (5) days prior to the Effective Date by an appropriate official of the state of organization of the Issuer which shall set forth the same complete name of the Issuer as is set forth herein and the organizational number of the Issuer;
               (viii) a copy of the by-laws and any other organizational document of the Issuer (other than such documents delivered pursuant to Section 6.01(e)(vii)), together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of the Issuer;
               (ix) an opinion of Carlton Fields, P.A., counsel to the Issuer, substantially in the form attached hereto as Exhibit C and otherwise in form and substance reasonably satisfactory to the Required Holders and as to such matters as the Required Holders may reasonably request;
               (x) a certificate of an Authorized Officer of the Issuer, certifying as to the matters set forth in subsection (c) of this Section 6.01;
               (xi) a copy of the Financial Statements, certified as of the Effective Date by an Authorized Officer of the Issuer;
               (xii) a copy of the initial Budget, together with a certificate of an Authorized Officer of the Issuer stating that the Budget has been prepared on a reasonable basis and in good faith and is based on assumptions believed by the Issuer to be reasonable at the time made and from the best information then available to the Issuer, which Budget shall be in form and substance satisfactory to the Required Holders in their sole discretion;
               (xiii) evidence of the insurance coverage required by Section 8.01 and such other insurance coverage with respect to the business and operations of the Issuer as the Required Holders may reasonably request, in each case, where requested by the Required Holders, with such endorsements as to the named insureds or loss payees thereunder as the Required Holders may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon thirty (30) days’ prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Required Holders may request;

               (xiv) a satisfactory Phase I Environmental Site Assessment (“Phase I ESA”) provided by the Issuer to the Collateral Agent for each owned real property location of the Issuer, prepared by an independent firm satisfactory to the Required Holders which may be dated prior to the Effective Date, and such other environmental reports as the Required Holders may request;
               (xv) a certificate of an Authorized Officer of the Issuer, certifying the names and true signatures of the Persons that are authorized to provide the Notice of Issuance and all other notices under this Agreement and the other Note Documents;
               (xvi) a list of all Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Issuer, together with a certificate of an Authorized Officer of the Issuer stating that such agreements remain in full force and effect and that the Issuer has not breached or defaulted in any of its obligations under such agreements except any such breach or default the enforcement of which is stayed by virtue of the filing of the Chapter 11 Case;
               (xvii) such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Required Holders, as the Required Holders may request with respect to the accounts of the Issuer set forth in Part 1 of Schedule 7.01(u);
               (xviii) a landlord waiver and collateral access agreement with respect to each leased location of the Issuer, subject to the right of the Issuer to obtain such waivers and agreements post-closing pursuant to Section 8.01(m);
               (xix) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Required Holders in form and substance, as the Required Holders may reasonably request; and
               (xx) payoff letters with respect to the repayment of the Pre-Petition Facilities and the Interim DIP Notes and the termination and release of all Liens in respect thereof in form and substance satisfactory to the Required Holders.
          (f) Material Adverse Effect. The Required Holders shall have determined, in their reasonable judgment, that no event or development shall have occurred since September 9, 2005 which could have a Material Adverse Effect.
          (g) Priority. The Required Holders shall be satisfied that the Collateral Agent has been granted, and holds, for the benefit of the Agents and the Holders, a perfected, first priority Lien on, and security interest in, all of the Collateral, subject only to Permitted Priority Liens.
          (h) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the issuance of the Notes by the Issuer or the conduct of the Issuer’s business shall have been obtained and shall be in full force and effect.

          (i) Litigation. Except as set forth in Schedule 7.01(f), and excluding pre-petition litigations that are stayed by 11 U.S.C. § 362, (i) there shall be no pending or, to the best knowledge of the Issuer, threatened action, suit or proceeding affecting the Issuer before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could have a Material Adverse Effect or (B) relates to this Agreement or any other Note Document or any transaction contemplated hereby or thereby.
          (j) Cash Management. The Required Holders shall be satisfied with the Issuer’s cash management system. The Bankruptcy Court shall have issued the Cash Management Order and the Administrative Agent shall have received agreements referred to in Section 6.01(e)(xvii) which obligate each bank with which the Issuer has any banking arrangements, after receipt of a Notice of Sole Control from the Administrative Agent, to pay to the Concentration Account on each Business Day all funds or deposits in any Collection Account maintained with such bank, without any further consent of the Issuer.
          (k) Appointment of Trustee or Examiner; Liquidation. No order shall have been entered or shall be pending in the Chapter 11 Case (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Sections 1104(d) and 1106(b) of the Bankruptcy Code or (iii) to convert the Chapter 11 Case to a Chapter 7 case or to dismiss the Chapter 11 Case.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
          Section 7.01 Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Agents and the Holders as follows:
          (a) Organization, Good Standing, Etc. The Issuer (i) is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) subject to the entry and the terms of the Bankruptcy Court Orders, has all requisite power and authority to conduct its business as now conducted and as presently contemplated and to issue the Notes hereunder, and to execute and deliver each Note Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.
          (b) Authorization, Etc. The execution, delivery and performance by the Issuer of each Note Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties (other than conflicts, breaches and defaults the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Case), or any order or decree of any court or Governmental Authority (including, without limitation, any order entered in the Chapter 11 Case), (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Note Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.
          (c) Governmental Approvals. Except for the entry of the Bankruptcy Court Orders, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by the Issuer of any Note Document to which it is or will be a party.
          (d) Execution and Binding Effect. Subject to the entry of, and the terms of the Bankruptcy Court Orders, this Agreement and each of the other Note Documents, when delivered hereunder, is or will be, duly and validly executed and delivered by the Issuer and constitutes legal, valid and binding obligations of the Issuer, enforceable in accordance with the terms hereof or thereof.
          (e) No Subsidiaries; Capital Stock. The Issuer has no Subsidiaries. Except as set forth on Schedule 7.01(e), there are no outstanding debt or equity securities of the Issuer and no outstanding obligations of the Issuer convertible into or exchangeable for warrants, options or other rights for the purchase or acquisition from the Issuer, directly or indirectly, any shares of its Capital Stock.
          (f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 7.01(f), and excluding pre-petition litigations that are stayed by 11 U.S.C. § 362, (i) there is no pending or, to the best knowledge of the Issuer, threatened action, suit or proceeding affecting the Issuer before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could have a Material Adverse Effect, (B) relates to any Material Contract or (C) relates to this Agreement or any other Note Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, the Issuer holds no commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.
          (g) Financial Condition.
               (i) The Financial Statements, copies of which have been delivered to each Agent and each Holder, fairly present the financial condition of the Issuer as at the respective dates thereof and the results of operations of the Issuer for the fiscal periods ended on such respective dates, all in accordance with GAAP (except as may be required as result of revenue recognition transactions in 2002, 2003, and 2004 more particularly described in the press release of the Issuer attached hereto as Exhibit G), and since either July 31, 2005 or August 31, 2005 (whichever is the date of the unaudited balance sheet of the Issuer delivered pursuant to Section 6.01(e)(xi)), no event or development has occurred that has had or could have a Material Adverse Effect.
               (ii) On or before the Effective Date, the Issuer has furnished to the Administrative Agent and each Holder the Budget. The Budget, when delivered, shall be believed by the Issuer at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Issuer, and shall have been based on assumptions believed by the Issuer to be reasonable at the time made and upon the best information then reasonably available to the Issuer, and the Issuer shall not be aware of any facts or information that would lead it to believe that such Budget is incorrect or misleading in any material respect.
          (h) Compliance with Law, Etc. The Issuer is not in violation of its organizational documents. Except for such violations existing as of or resulting from the commencement of the Chapter 11 Case, the Issuer is not in violation of any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties. No Default or Event of Default has occurred and is continuing.
          (i) ERISA. Except as set forth on Schedule 7.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred or is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Administrative Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Administrative Agent, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous sixty (60) months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 7.01(i), neither the Issuer nor any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. Neither the Issuer nor any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of the Issuer, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) the Issuer or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, neither the Issuer nor any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Issuer or any of its ERISA Affiliates or coverage after a participant’s termination of employment.
          (j) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed by the Issuer have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon the Issuer or any property of the Issuer that could reasonably be expected to have a Material Adverse Effect and that have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP or to the extent that such payment or any enforcement action is stayed as a result of the Chapter 11 Case.
          (k) Regulations T, U and X. The Issuer is not and will not be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Note will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
          (l) Nature of Business. The Issuer is not engaged in any business other than as a manufacturer and distributor of glass containers and receptacles for the food and drink industry.
          (m) Adverse Agreements, Etc. The Issuer is not a party to any agreement or instrument, or subject to any charter or other corporate restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could have, a Material Adverse Effect.
          (n) Permits, Etc. The Issuer has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for the Issuer lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by the Issuer. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.
          (o) Properties. (i) The Issuer has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.
               (ii) Schedule 7.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by the Issuer and, in the case of owned real property, a description of each mortgage Lien affecting such real property. As of the Effective Date, the Issuer has valid leasehold interests in the Leases described on Schedule 7.01(o) to which it is a party. Schedule 7.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. To the best knowledge of the Issuer, no other party to any such Lease is in default of its obligations thereunder, and neither the Issuer nor (or any other party to any such Lease has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease, except any such default the enforcement of which is stayed by virtue of the filing of the Chapter 11 Case.
          (p) Full Disclosure. The Issuer has disclosed to the Holders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of the Issuer to any Holder or any Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. There is no contingent liability or fact that may have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.
          (q) Operating Lease Obligations. On the Effective Date, the Issuer has no obligations as lessee for the payment of rent for any personal property (with annual lease payments in excess of $100,000) or real property other than the Operating Lease Obligations set forth on Schedule 7.01(q).
          (r) Environmental Matters. Except as set forth on Schedule 7.01(r), (i) the operations of the Issuer are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by the Issuer or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by the Issuer or any predecessor in interest which could have a Material Adverse Effect; (iii) no Environmental Action has been asserted against the Issuer or any predecessor in interest nor does the Issuer have knowledge or notice of any threatened or pending Environmental Action against the Issuer or any predecessor in interest which could have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by the Issuer or any predecessor in interest which could have a Material Adverse Effect; (v) no property now or formerly owned or operated by the Issuer has been used as a treatment or disposal site for any Hazardous Material; (vi) the Issuer has not has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could have a Material Adverse Effect; (vii) the Issuer holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which the Issuer’s failure to maintain or comply with could not have a

Material Adverse Effect; and (viii) the Issuer has not received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not have a Material Adverse Effect.
          (s) Insurance. The Issuer keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in an amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Required Holders (including, without limitation, the insurance required to be maintained pursuant to Section 8.01(g)). Schedule 7.01(s) sets forth a list of all insurance maintained by the Issuer on the Effective Date.
          (t) [Reserved]
          (u) Location of Bank Accounts. Schedule 7.01(u) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by the Issuer, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).
          (v) Intellectual Property. Except as set forth on Schedule 7.01(v), the Issuer owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect. Set forth on Schedule 7.01(v) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of the Issuer. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Issuer infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of the Issuer, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could have a Material Adverse Effect.

          (w) Material Contracts. Set forth on Schedule 7.01(w) is a complete and accurate list as of the Effective Date of all Material Contracts and all collective bargaining or similar agreements of the Issuer, showing the parties and subject matter thereof and amendments and modifications thereto. Issuer has delivered true, correct and complete copies of such Material Contracts and collective bargaining and similar agreements to the Administrative Agent or before the date hereof. Except as set forth on Schedule 7.01(w), each such Material Contract (i) is in full force and effect and is binding upon and enforceable against the Issuer and, to the best knowledge of the Issuer, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of the Issuer or, to the best knowledge of the Issuer, any other party thereto, except any such default the enforcement of which is stayed by virtue of the filing of the Chapter 11 Case.
          (x) Affiliate Transactions. Set forth on Schedule 7.01(x) is a complete and accurate list as of the Effective Date of all contracts and transactions or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) that the Issuer has entered into with any Affiliate, showing the parties and the subject matter thereof and amendments and modifications thereto.
          (y) Holding Company and Investment Company Acts. The Issuer is not (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.
          (z) Employee and Labor Matters. Except as set forth on Schedule 7.01(z), there is (i) no unfair labor practice complaint pending or, to the best knowledge of the Issuer, threatened against the Issuer before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against the Issuer which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against the Issuer or (iii) to the best knowledge of the Issuer, no union representation question existing with respect to the employees of the Issuer and no union organizing activity taking place with respect to any of the employees of the Issuer. Neither the Issuer nor or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of the Issuer have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from the Issuer on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Issuer, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (aa) Customers and Suppliers. Except as set forth on Schedule 7.01(aa), there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) the Issuer, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with the Issuer are individually or in the aggregate material to the business or operations of the Issuer, or (ii) the Issuer, on the one hand, and any material supplier thereof, on the other hand; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change, except any termination, cancellation, limitation, modification or change which is stayed or otherwise affected by virtue of the filing or prosecution of the Chapter 11 Case (including but not limited to, the potential rejection or assumption of any executory contracts or unexpired leases pursuant to section 365 of the Bankruptcy Code).
          (bb) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 7.01(bb) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of the Issuer, (ii) the jurisdiction of organization of the Issuer, (iii) the organizational identification number of the Issuer, (iv) each place of business of the Issuer, (v) the chief executive office of the Issuer and (vi) the federal employer identification number of the Issuer.
          (cc) Locations of Collateral. There is no location at which the Issuer has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 7.01(cc) and (ii) any other locations approved in writing by the Collateral Agent at the written direction of the Required Holders from time to time.
          (dd) Administrative Priority; Lien Priority.
               (i) The Obligations of the Issuer will, at all times after the Effective Date, constitute allowed superpriority administrative expenses in the Chapter 11 Case, having priority in payment over all other administrative expenses and unsecured claims against the Issuer now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114 of the Bankruptcy Code, subject, as to priority, only to the payment of the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities;
               (ii) Upon entry of the Final Bankruptcy Court Order, the Lien and security interest of the Collateral Agent on the Collateral shall be a valid and perfected first priority Lien, subject only to Permitted Priority Liens; and
               (iii) On and after the Final Bankruptcy Court Order Entry Date, each of the Final Bankruptcy Court Order and the Cash Management Order is and will continue to be in full force and effect, and has not and will not have been reversed, modified, amended or vacated absent the written consent of the Agents, the Required Holders and the Issuer and is not and will not be subject to a pending appeal or stayed in any respect.
          (ee) Appointment of Trustee or Examiner; Liquidation. No order has been entered or is pending in the Chapter 11 Case (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Sections 1104(d) and 1106(b) of the

Bankruptcy Code or (iii) to convert the Chapter 11 Case to a Chapter 7 case or to dismiss the Chapter 11 Case.
          (ff) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.
          (gg) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Note Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.
          (hh) Private Offering by the Issuer. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of the Securities Act.
          Section 7.02 Representations and Warranties of the Purchasers. Each Purchaser represents and warrants that:
          (a) Purchase for Investment. Such Purchaser is purchasing its Note for its own account or for one or more separate accounts maintained by it or for the account of one or more pension or trust funds and not with a view to the distribution thereof in violation of the Securities Act, provided that the disposition of such Purchaser’s (or such Person’s) property and assets shall at all times be within such Purchaser’s (or such Person’s) control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law.
          (b) Qualified Purchaser. Such Purchaser is a Qualified Purchaser, a company each of whose Beneficial Owners is a Qualified Purchaser or a company owned exclusively by Knowledgeable Employees with respect to the Issuer. Each Purchaser agrees that no sale, pledge or other transfer of a Note (or any interest therein) may be made unless such transfer is made to a transferee who is a Qualified Purchaser, a company each of whose Beneficial Owners is a Qualified Purchaser or a company owned exclusively by Knowledgeable Employees with respect to the Issuer.
          (c) Investigations. Such Purchaser has received, read carefully and understands the Agreement and has had an adequate opportunity to consult its own attorney, accountant or investment advisor (his “Advisors”) with respect to the suitability of the investment contemplated hereby for such Purchaser. Such Purchaser further acknowledges that the Purchaser and its Advisors have also make such other investigations, review, examination and inquiry concerning the Issuer and its business and affairs as they have deemed appropriate so as to understand the nature of the investment in the Notes, including without limitation, the merits and risks thereof.

          (d) Authority. Such Purchaser has full power and authority to enter into this Agreement. The execution and delivery of this Agreement has been duly authorized by such Purchaser, and this Agreement constitutes a valid and legally binding obligation of such Purchaser.
          (e) Exemption from Securities Act. Such Purchaser acknowledges its understanding that the offering and sale of the Notes is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder (“Regulation D”). In furtherance thereof, such Purchaser represents and warrants to and agrees with the Issuer as set forth below in this Section 7.02.
          (f) Lack of Market. Such Purchaser understands that the basis for the exemption from registration may not be present if, notwithstanding such representations, the Purchaser’s intention is merely to acquire the Notes for a fixed or determinable period in the future, or a market rise, or for sale if the market does not rise. Accordingly, such Purchaser does not have any such intention.
          (g) Financial Ability. Such Purchaser has the financial ability to bear the economic risk of such Purchaser’s investment, which is speculative in nature, has adequate means for providing for such Purchaser’s current needs and personal contingencies and has no need for liquidity with respect to the Purchaser’s investment in the Issuer.
          (h) Experience. Such Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the prospective investment in the Notes.
          (i) Information. Such Purchaser:
               (i) Has been provided an opportunity for a reasonable period of time prior to the date hereof to obtain information concerning the offering of the Notes hereunder and the Issuer to the extent the Issuer possesses such information or can acquire it without unreasonable effort or expense;
               (ii) Has been given the opportunity for a reasonable period of time prior to the date hereof to ask questions of, and receive answers from, the Issuer or its representatives concerning the terms and conditions of the offering of the Notes and other matters pertaining to this investment, and has been given the opportunity for a reasonable period of time prior to the date hereof to obtain such additional information necessary to verify the accuracy of the information contained in the Agreement or that which was otherwise provided in order for the Purchaser to evaluate the merits and risks of purchase of the Notes to the extent the Issuer possesses such information or can acquire it without unreasonable effort or expense;
               (iii) Has not been furnished with any oral representation or oral information in connection with the offering of the Notes which is not contained herein; and
               (iv) Has determined that the Notes are a suitable investment for such Purchaser and that at this time such Purchaser could bear a complete loss of such investment.

          (j) No Reliance. The Purchaser is not relying on the Issuer or its Affiliates or any other Purchaser with respect to economic considerations involved in this investment.
          (k) Affiliate. Such Purchaser: is not (i) an Affiliate of the Issuer, (ii) a Subsidiary, Affiliate or other closely-related person of an Affiliate of the Issuer, or (iii) any Person in which an Affiliate of the Issuer has a substantial direct or indirect interest.
          (l) Fairness. No Governmental Authority has made any findings or determination as to the fairness of the offering of the Notes hereunder (or any part thereof) for public investment, or any recommendation or endorsement of the Notes (or any part thereof).
ARTICLE VIII
COVENANTS OF THE ISSUER
          Section 8.01 Affirmative Covenants. So long as any principal of or interest on any Note or any other Obligation (whether or not due) shall remain unpaid, the Issuer will, unless the Required Holders shall otherwise consent in writing:
          (a) Reporting Requirements. Furnish to the Administrative Agent and each Holder that so requests (either in electronic form or sufficient copies thereof for each Holder):
               (i) as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of the Issuer commencing with the first fiscal quarter of the Issuer ending after the Effective Date, a balance sheet, statement of operations and retained earnings and statements of cash flows of the Issuer as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in detail reasonably satisfactory to the Required Holders and certified by an Authorized Officer of the Issuer as fairly presenting, in all material respects, the financial position of the Issuer as of the end of such quarter and the results of operations and cash flows of the Issuer for such quarter, in accordance with GAAP (except as may be required as result of revenue recognition transactions in 2002, 2003, and 2004 more particularly described in the press release of the Issuer attached hereto as Exhibit G), and since either July 31, 2005 or August 31, 2005 (whichever is the date of the unaudited balance sheet of the Issuer delivered pursuant to Section 6.01(e)(xi)) applied in a manner consistent with that of the most recent financial statements of the Issuer furnished to the Agents and the Holders, subject to normal year-end adjustments;
               (ii) as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet, statement of operations and retained earnings and statement of cash flows of the Issuer as at the end of such Fiscal Year, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in detail reasonably satisfactory to the Required Holders and certified by an Authorized Officer of the Issuer as fairly presenting, in all material respects, the financial position of the Issuer as of the end of such quarter and the results of operations and cash flows of the Issuer for such quarter, in accordance with GAAP (except as may be required as result of revenue recognition transactions in 2002, 2003, and 2004 more particularly described in the press release of the Issuer attached hereto as Exhibit G), and since either July 31, 2005 or August 31, 2005 (whichever is the date of the unaudited balance sheet of the Issuer delivered pursuant to Section 6.01(e)(xi)) applied in a manner consistent with that of the most recent financial statements of the Issuer furnished to the Agents and the Holders;
               (iii) as soon as available, and in any event within thirty (30) days after the end of each calendar month commencing with the first month ending after the Effective Date, an internally prepared balance sheet, statement of operations and statement of cash flows as at the end of such month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such month, all in detail reasonably satisfactory to the Required Holders and certified by an Authorized Officer of the Issuer as fairly presenting, in all material respects, the financial position of the Issuer as at the end of such month and the results of operations and cash flows of the Issuer for such month, in accordance with GAAP (except as may be required as result of revenue recognition transactions in 2002, 2003, and 2004 more particularly described in the press release of the Issuer attached hereto as Exhibit G), and since either July 31, 2005 or August 31, 2005 (whichever is the date of the unaudited balance sheet of the Issuer delivered pursuant to Section 6.01(e)(xi)) applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Holders, subject to (A) normal year-end adjustments and (B) in the case of the first and second months of each Fiscal Year, such other customary adjustments as the Issuer reasonably deems necessary as a result of such financial statements having been prepared prior to the completion of financial statements for the immediately preceding Fiscal Year;
               (iv) simultaneously with the delivery of the financial statements of the Issuer required by clauses (i), (ii) and (iii) of this Section 8.01(a), a certificate of an Authorized Officer of the Issuer stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Note Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Issuer during the period covered by such financial statements with a view to determining whether the Issuer was in compliance with all of the provisions of this Agreement and such Note Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Issuer proposes to take or have taken with respect thereto;
               (v) within three (3) Business Days after the end of each week, a reconciliation, in form and substance acceptable to the Required Holders, of the actual cash receipts and disbursements of the Issuer for such week to the budgeted line item amounts set forth in the Budget for such week, certified as true and accurate by the chief executive officer of the Issuer or the Chief Restructuring Officer of the Issuer;
               (vi) on or prior to the commencement of the tenth (10th) week of any period covered by any Budget, an updated Budget for the 13-week period commencing at the expiry of the period covered by such previous Budget, each such updated Budget to be in form and substance reasonably satisfactory to the Required Holders, together with a certificate of an Authorized Officer and the Chief Restructuring Officer of the Issuer stating that such updated

Budget has been prepared on a reasonable basis and in good faith and based on assumptions believed by the Issuer to be reasonable at the time made and from the best information then available to the Issuer;
               (vii) on a weekly basis, a report in form and detail satisfactory to the Required Holders and certified by the chief executive officer of the Issuer or the Chief Restructuring Officer of the Issuer as being accurate and complete providing the total amount of the Issuer’s (A) Cash and Cash Equivalents and (B) Accounts Receivable, such report to be delivered on or before the third Business Day of each week;
               (viii) as soon as practicable but in any event prior to filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents filed by the Issuer in the Chapter 11 Case, which papers and documents shall also be given or served on the Collateral Agent’s and the Administrative Agent’s counsel;
               (ix) promptly after sending thereof, copies of all written reports given by the Issuer to any official or unofficial creditors’ committee in the Chapter 11 Case, other than any such reports subject to privilege;
               (x) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of the Issuer other than (A) routine inquiries by such Governmental Authority and (B) inquiries regarding matters that are immaterial;
               (xi) as soon as possible, and in any event within three (3) days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could have a Material Adverse Effect, the written statement of an Authorized Officer of the Issuer setting forth the details of such Event of Default or Default, other event or development or deviation, and the action which the Issuer proposes to take with respect thereto;
               (xii) (A) as soon as possible and in any event within ten (10) days after the Issuer or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Issuer setting forth the details of such occurrence and the action, if any, which the Issuer or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three (3) days after receipt thereof by the Issuer or any ERISA Affiliate thereof from the PBGC, copies of each notice received by the Issuer or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within ten (10) days after the filing thereof with the Internal Revenue Service if requested by any Agent, at the written direction of the Required Holders, or Holder, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within ten (10) days after the Issuer or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within three (3) days after receipt thereof by the Issuer or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Issuer or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within ten (10) days after the Issuer or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by the Issuer or such ERISA Affiliate thereof;
               (xiii) promptly after the commencement thereof but in any event not later than three (3) days after service of process with respect thereto on, or the obtaining of knowledge thereof by, the Issuer, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could have a Material Adverse Effect;
               (xiv) as soon as possible and in any event within three (3) days after execution, receipt or delivery thereof, copies of any material notices that the Issuer executes or receives in connection with any Material Contract;
               (xv) as soon as possible and in any event within three (3) days after execution, receipt or delivery thereof, copies of any material notices that the Issuer executes or receives in connection with the sale or other Disposition of any material assets of the Issuer;
               (xvi) promptly after the sending or filing thereof, copies of all statements, reports and other information the Issuer sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;
               (xvii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to the Issuer by its auditors in connection with any annual or interim audit of the books thereof;
               (xviii) the Issuer’s business plan within sixty (60) days of the Effective Date;
               (xix) reports of any proposed or anticipated actions by the Issuer with regard to amending, rejecting or assuming Material Contracts. The initial report shall be delivered to the Agent, and any Holder upon the written request therefrom, within thirty (30) days of the Effective Date, and the report shall be updated regularly but in no event less than monthly;
               (xx) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Issuer as any Agent, acting at the written request of the Required Holders, or Holder or group of Holders that beneficially owns more than 25% of the outstanding Notes (a “Material Holder”) may from time to time may reasonably request; and

               (xxi) promptly upon request by the Administrative Agent, acting at the written request of the Required Holders, Collateral Agent, acting at the written request of the Required Holders, or any Holder, copies of all Material Contracts as in effect at the time of such request, certified as true and correct copies thereof by an Authorized Officer of the Issuer, together with a certificate of an Authorized Officer of the Issuer stating that such agreements remain in full force and effect and that the Issuer has not breached or defaulted in any of its obligations under such agreements except any such breach or default which is a result of the filing of the Chapter 11 Case.
          (b) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations, orders (including, without limitation, all Environmental Laws), judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof or to the extent that such compliance or payment or any enforcement action is stayed as a result of the Chapter 11 Case.
          (c) Preservation of Existence, Etc. Except as otherwise expressly permitted by Section 8.02(c), (i) maintain and preserve its existence, rights and privileges, and (ii) become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of this clause (ii), where the failure to become or remain so qualified could not reasonably be expected to have a Material Adverse Effect.
          (d) Keeping of Records and Books of Account. Keep adequate records and books of account, with complete entries made in accordance with GAAP.
          (e) Inspection Rights. Permit the agents and representatives of any Agent or any Material Holder at any time and from time to time during normal business hours and so as not to unduly disrupt the normal operations of the Issuer, at the expense of the Issuer, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, environmental assessments or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. The Issuer agrees to pay the reasonable cost of such audits, counts, valuations, appraisals, assessments or examinations. So long as no Default or Event of Default shall have occurred and be continuing, the applicable Agent or Holder shall provide the Issuer with at least one (1) Business Day’s notice prior to exercising the rights set forth in this subsection (e).
          (f) Maintenance of Properties, Etc. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder which reasonably could be expected to have a Material Adverse Effect, except any non-compliance resulting in a default the enforcement of which is stayed by the Chapter 11 Case.
          (g) Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies of similar size and in similar businesses similarly situated, and in any event in amount, adequacy and scope reasonably satisfactory to the Required Holders. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Holders and the Agents, as their interests may appear, in case of loss, under a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as the Agents (to the extent it affects their interests) or the Required Holders may require to fully protect the Agents’ and the Holders’ interests in the Collateral and to protect any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than thirty (30) days’ (ten (10) days with respect to any proposed cancellation for non-payment of premium) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If the Issuer fails to maintain such insurance, the Collateral Agent may at the written direction of the Required Holders arrange for such insurance, but at the Issuer’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Holders, and the Issuer, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
          (h) Obtaining of Permits, Etc. (i) Obtain, maintain and preserve all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary in the proper conduct of its business, in each case, except to the extent that such compliance or any enforcement action is stayed as a result of the Chapter 11 Case and (ii) become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of this clause (ii), where the failure to become or remain so qualified could not reasonably be expected to have a Material Adverse Effect.
          (i) Environmental. (i) Keep any property either owned or operated by it free of any Environmental Liens; (ii) comply in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which any Agent or Holder may reasonably request; (iii) provide the Agents written notice within five (5) days of any

Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it and take any Remedial Actions required to abate said Release; (iv) provide the Agents with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of the Issuer; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against the Issuer; and (C) notice of a violation, citation, request for information or other administrative order which could reasonably be expected to have a Material Adverse Effect; and (v) defend, indemnify and hold harmless the Agents and the Holders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by the Issuer (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against any Agent or any Holder.
          (j) Further Assurances. Subject to the terms of the Bankruptcy Court Orders, take such action and execute, acknowledge and deliver at its sole cost and expense, such agreements, instruments or other documents as any Agent, at the written direction of the Required Holders, or the Required Holders may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Note Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of the Issuer, (iii) to establish and maintain the validity and effectiveness of any of the Note Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent and each Holder the rights now or hereafter intended to be granted to it under this Agreement or any other Note Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law and subject to the Bankruptcy Court Orders, the Issuer (x) authorizes each Agent to execute any such agreements, instruments or other documents in the Issuer’s name and to file such agreements, instruments or other documents in any appropriate filing office, (y) authorizes each Agent to file any financing statement required hereunder or under any other Note Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of the Issuer, and (z) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed prior to the date hereof. The assurances contemplated by this Section 8.01(j) shall be given under applicable non-bankruptcy law (to the extent not inconsistent with the Bankruptcy Code and the Bankruptcy Court Orders) as well as the Bankruptcy Code, it being the intention of the parties that the Collateral Agent may request assurances under applicable non-bankruptcy law, and any such requests shall be complied with (if otherwise made in good faith by the Collateral Agent) whether or not the Bankruptcy Court Orders are in force and whether or not dismissal of the Chapter 11 Case or any other action by the Bankruptcy Court is imminent, likely or threatened.

          (k) Change in Collateral; Collateral Records. (i) Give the Collateral Agent not less than thirty (30) days’ prior written notice of any change in the location of any Collateral, other than to locations set forth on Schedule 7.01(bb) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver to the Collateral Agent for the benefit of the Holders from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent, at the written direction of the Required Holders, or the Required Holders may reasonably require, designating, identifying or describing the Collateral.
          (l) Fiscal Year. Cause the Fiscal Year of the Issuer and to end on the last day in December of each calendar year unless the Required Holders consent to a change in such Fiscal Year.
          (m) Post-Closing Obligation Regarding Real Property. (i) With respect to any leased location of the Issuer for which a landlord waiver or collateral access agreement shall not have been provided pursuant to Section 6.01(e)(xvii), the Issuer shall obtain and provide the Collateral Agent with all such landlord waivers or collateral access agreements within 60 days following the Effective Date, each in form and substance reasonably satisfactory to the Required Holders and (ii) within ninety (90) days following the Effective Date, the Issuer shall provide the Collateral Agent with a satisfactory updated environmental report for each owned real property location of the Issuer with respect to which the Phase I ESA provided pursuant to Section 6.01(e)(xiv) was dated more than six (6) months prior to the Effective Date, such updated environmental report to be in form and substance reasonably satisfactory to the Required Holders.
          (n) Compliance With Terms of Leaseholds. Subject to Section 8.02(f)(ii), make all post-petition payments and otherwise perform all obligations in respect of all leases of real property necessary or useful for the efficient conduct of its business, to the extent necessary to keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Agents of any default by any party with respect to such leases and cooperate with the Agents in all respects to cure any such default; provided that (i) the Issuer shall not be required to comply with this Section 8.01(n) with respect to any such lease rejected by the Issuer by an order of the Bankruptcy Court and (ii) the Issuer shall not have breached this Section 8.01(n) with respect to any such lease solely as a result of a default thereunder of a kind specified in section 365(b)(2)(A), (B), (C) or (D) of the Bankruptcy Code.
          (o) Payment of Purchasers’ Fees and Expenses. Make all payments with respect to fees and expenses of attorneys, accountants and other professionals (including financial advisors, if any) retained by the Purchasers.
          (p) Lien Search Results. Within sixty (60) days of the Effective Date, the Issuer shall deliver the results of searches for any tax Lien and judgment Lien filed against the Issuer or its property, which results, except as otherwise agreed to in writing by the Required Holders, shall not show any such Liens.

          (q) Use of Proceeds. The proceeds of the Notes shall be used in accordance with the expenditure line items in the Budget to (i) repay in full the Pre-Petition Facilities in an aggregate principal amount not exceeding $84,087,871.17 (together with all accrued and unpaid interest and other amounts outstanding thereunder, including reserves in an amount not to exceed (A) $16,540,128.34 to be pledged as Cash Collateral and/or Bank of America Cash Collateral for the Continuing Obligations pursuant to the Release Agreement, dated as of the date hereof, regarding the termination of the Wachovia Pre-Petition Facility and (B) $100,000 for expense reserves in connection with the termination of the Pre-Petition Facility with Madeleine L.L.C.), (ii) repay in full the Interim DIP Notes in a principal amount not exceeding $15,000,000 (together with all accrued and unpaid interest and other amounts outstanding thereunder), (iii) pay fees and expenses charged or incurred by the Agents or Purchasers in the case, (iv) fund working capital of the Issuer (including, without limitation, payments of fees and expenses to professionals under Section 328 and 331 of the Bankruptcy Code and administrative expenses of the kind specified in Section 503(b) of the Bankruptcy Code incurred in the ordinary course of business of the Issuer or otherwise approved by the Bankruptcy Court (and not otherwise prohibited under this Agreement or under the Bankruptcy Court Orders), subject to the priorities set forth in the definition of “Agreed Administrative Expense Priorities” herein) to the extent such amounts are consistent with the Budget and (v) pay amounts otherwise approved by orders of the Bankruptcy Court solely to the extent such amounts are consistent with the Budget. In no event shall the proceeds of the Notes be used to commence or pursue any legal action or proceeding against any Agent, any Purchaser, any party to the Pre-Petition Facilities or any holder of Interim DIP Notes or securities issued pursuant to the that certain Indenture dated as of February 7, 2003 relating to the Issuer’s 11% Senior Secured Notes due 2013. All proceeds of the Notes remaining after application to the items set forth in clauses (i) through (v) of the first sentence of this Section 8.01(q) shall be maintained in an account of the Issuer and shall not be used by the Issuer without the prior written consent of the Required Holders.
          (r) PORTAL Listing. Use commercially reasonable efforts to ensure that, within thirty (30) days of the Effective Date, the Notes are listed in the PORTAL market operated by the NASDAQ National Market which facilitates the listing of unregistered securities that are eligible to be resold pursuant to the Rule 144A of the SEC.
          (s) Post-Closing Obligation Regarding Bank Accounts. (i) With regard to each of the Issuer’s bank accounts listed in Part 2 of Schedule 7.01(u), the Issuer shall have closed each of such accounts within sixty (60) days of the Effective Date, (ii) with respect to each of the Issuer’s bank accounts listed in Part 3 of Schedule 7.01(u) at no time shall the Issuer cause the amount of funds on deposit in any such account to be greater than $25,000 and (iii) either (A) the Issuer shall transfer all funds credited to the Issuer’s account at Wachovia Capital Markets bearing account number 25316928 to an account set forth in Part 1 of Schedule 7.01(u) within two (2) Business Days of the Effective Date and, within such period, shall cause such account at Wachovia Capital Markets to be closed, or (B) within two (2) Business Days of the Effective Date, the Issuer shall provide the Administrative Agent with a control agreement with respect to such account of the Issuer at Wachovia Capital Markets in form and substance satisfactory to the Required Holders. The Issuer shall not open or create any deposit account without the prior written consent of the Required Holders.

          Section 8.02 Negative Covenants. So long as any principal of or interest on any Note or any other Obligation (whether or not due) shall remain unpaid, the Issuer shall not, unless the Required Holders shall otherwise consent in writing:
          (a) Liens, Etc. Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or assign or otherwise transfer any account or other right to receive income; other than, as to all of the above, Permitted Liens.
          (b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any Indebtedness other than Permitted Indebtedness.
          (c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing); provided, however, that the Issuer may (A) sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment in the ordinary course of business, and (C) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that (x) the Net Cash Proceeds of such Dispositions in the case of clauses (B) and (C) above (other than a Sale Transaction), do not exceed $5,000,000 in the aggregate, (y) in the case of a Sale Transaction, the terms and conditions thereof are reasonably acceptable to the Required Holders and will result in the payment in full of all Obligations and (z) in all cases, the Net Cash Proceeds of such Disposition are paid to the Administrative Agent for the benefit of the Agents and the Holders pursuant to the terms of Section 2.04(b)(i).
          (d) Change in Nature of Business. Make any change in the nature of its business as described in Section 7.01(l).
          (e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract except for: (i) any such investments existing on the date hereof, as set forth on Schedule

8.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof and (ii) Permitted Investments.
          (f) Lease Obligations. Create, incur or suffer to exist any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations in effect on the Filing Date, (B) Capitalized Lease Obligations arising after the Filing Date in an amount not to exceed an additional $5,000,000 at any one time outstanding and (C) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by the Issuer in any Fiscal Year to exceed 115% of the amount applicable thereto set forth in the Budget.
          (g) Replacement Facility. Without limiting the obligations of the Issuer set forth in Section 8.02(b), at no time, whether before or after the payment in full of the Notes and the termination of this Agreement, shall the Issuer incur any Indebtedness that is secured by assets of the Issuer constituting property, plant and equipment.
          (h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any of its Capital Stock now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any of its Capital Stock now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of its Capital Stock now or hereafter outstanding, (iv) return any Capital Stock to any of its shareholders or other equity holders, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of the Issuer or other Affiliates of the Issuer.
          (i) Federal Reserve Regulations. Permit the proceeds of any Note to be used for any purpose that would cause such Note or such proceeds to be a margin loan under the provisions of Regulation T, U or X of the Board.
          (j) Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s-length transaction with a Person that is not an Affiliate thereof; provided, however that each transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate in excess of $100,000 share require the prior written consent of the Required Holders.

          (k) Bankruptcy Court Motions. File with the Bankruptcy Court a plan of reorganization or a motion seeking authorization to enter into a Sale Transaction, unless (i) upon the effectiveness of such plan of reorganization or the closing of such Sale Transaction the Obligations shall be paid in full or (ii) the Required Holders have given their prior written approval to the filing of such motion, which approval shall be in their sole discretion.
          (l) Limitation on Issuance of Capital Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.
          (m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its other Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provisions, if any, of such Indebtedness, or would otherwise be adverse to the Holders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, (A) make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”)or (B) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by Section 8.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not have a Material Adverse Effect.
          (n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action that would cause it to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.
          (o) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.
          (p) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect.
          (q) Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims.
               (i) At any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders or any Sale Order, except for modifications and amendments agreed to by the Agents and the Required Holders;
               (ii) at any time, suffer to exist a priority for any administrative expense or unsecured claim against the Issuer (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code) equal or superior to the priority of the Agents and the Holders in respect of the Obligations, except for the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in the definition of Agreed Administrative Expense Priorities;
               (iii) at any time, suffer to exist any Lien on the Collateral other than the Liens in favor of the Collateral Agent, for the benefit of Agents and the Holders, Permitted Priority Liens, and liens for additional Capitalized Leases which may be entered into after the Filing Date in an amount not to exceed $5,000,000 at any one time outstanding; and
               (iv) pay any administrative expense claims except (i) Priority Professional Expenses and other payments pursuant to sub-clause (i) of clause “first” of the definition of the term “Agreed Administrative Expense Priorities”, (ii) Obligations due and payable hereunder, and (iii) other administrative expense claims incurred in the ordinary course of the business of the Issuer or the Chapter 11 Case, to the extent and having the order of priority set forth in the Agreed Administrative Expense Priorities.

          (r) Payments. Make any payment of principal or interest or otherwise on account of any Indebtedness or trade payable incurred prior to the Filing Date other than in accordance with the Budget and the Bankruptcy Court Orders, provided that such payments may be made: (i) to the holders of, or in respect of, wage, salary, commission, employee benefit and other employee compensation obligations (including expense reimbursements) which arose prior to the Filing Date; (ii) to landlords in connection with the assumption of unexpired leases under Section 365 of the Bankruptcy Code; (iii) to lessors and non-debtor parties to executory contracts in connection with the assumption of such Leases and contracts under Section 365 of the Bankruptcy Code; (iv) in respect of workers’ compensation benefits and liability and property insurance policies of the Issuer; provided that the aggregate amount of all such payments permitted to be made pursuant to clauses (ii), (iii) and (iv) of this Section 8.02(r) shall not exceed an amount reasonably acceptable to the Required Holders; (v) in respect of payroll taxes, sales and use taxes, garnishment payments or other trust fund disbursements in accordance with past practice of the Issuer; and (vi) to the holders of Permitted Priority Liens, the proceeds of the assets subject to such Permitted Priority Liens in connection with the sale of such assets, in each case, after prior written notice of such payment has been given by the Issuer to the Agents and the Holders and subject to approval of the Bankruptcy Court.
          (s) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract without the consent of the Required Holders.
          (t) Professional Fees. Incur or pay fees and expenses of attorneys, accountants and other professionals retained in the Chapter 11 Case pursuant to Sections 327, 328, 330 and 331 of the Bankruptcy Code, other than such fees and expenses incurred by the Agents and/or the Purchasers in accordance with Schedule 8.02(t); provided that, any portion of such permitted amounts that is not so used in any period may be carried forward for expenditure in the subsequent period.
          Section 8.03 Financial Covenants. So long as any principal of or interest on any Note or any other Obligation (whether or not due) shall remain unpaid, the Issuer shall not, unless the Required Holders shall otherwise consent in writing.
          (a) Maximum Capital Expenditures. Make or become obligated at any time to make Capital Expenditures with respect to each monthly period set forth on Schedule 8.03(a) in an amount in excess of 115% of the amount therein set forth opposite such period; provided that, any portion of such permitted amounts that is not so used in any period may be carried forward for expenditure in the subsequent period.
          (b) Minimum EBITDAR. Permit the EBITDAR of the Issuer, as reported in (or otherwise determined on the basis of) the Issuer’s financial statements delivered pursuant to Section 8.01(a)(iii), with respect to each period set forth on Schedule 8.03(b) to be not less than the amount therein set forth opposite such period, each respective period’s EBITDAR to be certified to the Agent on or before the last day of the calendar month immediately following such period.

          (c) Minimum Liquidity. Permit the amount of immediately available cash in the accounts of the Issuer to be less than $5,000,000 at any time.
          (d) Compliance with Budget. Permit (i) the amount of cash of the Issuer (including the $5,000,000 specified in subparagraph (c) hereof) as of the end of the fourth, eighth and twelfth week of the period covered by the Budget (as updated pursuant to Section 8.01(a)(vi)) to be less than an amount that is $1,500,000 less than (ii) the amount of projected cash of the Issuer for the end of the fourth, eighth and twelfth week of the Budget (as updated pursuant to Section 8.01(a)(vi)); provided, however, that for any given Budget period, professional fees incurred by the Holders in excess of those provided for in the Budget for such period shall be added back in calculating actual cash as of the end of such period.
ARTICLE IX
MANAGEMENT, COLLECTION AND STATUS OF
ACCOUNTS RECEIVABLE AND OTHER COLLATERAL
          Section 9.01 Collection of Accounts Receivable; Management of Collateral. (a) On or prior to the Effective Date, and pursuant to the Cash Management Order, the Issuer shall, in a manner satisfactory to the Required Holders and the Collateral Agent (i) establish, and, during the term of this Agreement, maintain, one or more lockboxes subject to a first priority Liens in favor of the Collateral Agent for the benefit of the Agents and the Holders and identified on Schedule 9.01 hereto (collectively, the “Lockboxes”) with the financial institutions set forth on Schedule 9.01 hereto or such other financial institutions selected by the Issuer and acceptable to the Required Holders and the Collateral Agent in their sole discretion (each being referred to as a “Lockbox Bank”), and (ii) establish, and during the term of this Agreement, maintain, one or more accounts (each, a “Collection Account” and, collectively, the “Collection Accounts”) subject to a first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Holders with each Lockbox Bank. The Issuer shall irrevocably instruct its Account Debtors, with respect to Accounts Receivable of the Issuer, to remit all payments to be made by checks or other drafts to the Lockboxes and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. (“ACH”) payment to the Collection Account and shall instruct each Lockbox Bank to deposit all amounts received in its Lockbox to the Collection Account at such Lockbox Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day. Until the Collateral Agent, at the written direction of the Required Holders, has advised the Issuer to the contrary after the occurrence and during the continuance of an Event of Default, the Issuer may and will enforce, collect and receive all amounts owing on the Accounts Receivable of the Issuer for the Collateral Agent’s benefit and on the Collateral Agent’s behalf, but at the Issuer’s expense; such privilege shall terminate, at the written election of the Required Holders, upon the occurrence and during the continuance of an Event of Default. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by the Issuer from any of its Account Debtors, as proceeds from Accounts Receivable of the Issuer, or as proceeds of any other Collateral, shall be held by the Issuer in trust for the Agents and the Holders and upon receipt be deposited by the Issuer in original form and no later than the next Business Day after receipt thereof into a Collection Account. The

Issuer shall not commingle such collections with the Issuer’s own funds or with the proceeds of any assets not included in the Collateral. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent, at the written direction of the Required Holders, may instruct any or all of the Lockbox Banks, by delivery of a Notice of Sole Control (i) that such Lockbox Banks shall no longer accept the instructions of the Issuer and (ii) that all funds received in the Collection Account shall be sent on each Business Day by wire transfer or ACH payment to the Concentration Account. All funds received in the Concentration Account shall be sent on each Business Day by wire transfer or ACH payment to the Collateral Agent’s Account to be credited to the Collateral Agent’s Account for application at the end of each Business Day on which such funds are received in the Collateral Agent’s Account to reduce the then outstanding amount of the Obligations, conditional upon final payment to the Administrative Agent. No checks, drafts or other instruments received by the Collateral Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.
          (b) After the occurrence and during the continuance of an Event of Default, the Collateral Agent may, at the written direction of the Required Holders send a notice of assignment and/or notice of the Holders’ security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto. The Issuer shall not, without prior written consent of the Collateral Agent given at the written direction of the Required Holders, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Event of Default, in the ordinary course of its business.
          (c) The Issuer hereby appoints each Agent or its designee on behalf of such Agent as the Issuer’s attorney-in-fact with power exercisable during the continuance of an Event of Default, at the written direction of the Required Holders, to endorse the Issuer’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign the Issuer’s name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the postal service authorities to change the address for delivery of mail addressed to the Issuer to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Obligations under the Note Documents are paid in full and all of the Note Documents are terminated.
          (d) Nothing herein contained shall be construed to constitute any Agent as agent of the Issuer for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by the Issuer of any of the terms and conditions thereof.
          (e) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Issuer’s account and to charge the Issuer therefor. The Issuer shall notify the Agents if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.
          (f) Notwithstanding any other terms set forth in the Note Documents, the rights and remedies of the Agents and the Holders herein provided, and the obligations of the Issuer set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Note Document or as provided by law.
          Section 9.02 Accounts Receivable Documentation. The Issuer will at such intervals as the Agents, at the written direction of the Required Holders, may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any such Agent or any Holder may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Issuer shall notify the Agents of any non-compliance in respect of the representations, warranties and covenants contained in Section 9.03. The items to be provided under this Section 9.02 are to be in form reasonably satisfactory to the Required Holders and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. The Issuer’s failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent’s Lien on the Collateral. The Issuer shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Issuer’s industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such. If the Issuer becomes aware of anything materially detrimental to any of the Issuer’s customers’ credit, the Issuer will promptly advise the Agents and the Holders thereof.

          Section 9.03 Status of Accounts Receivable and Other Collateral. At the time the Collateral becomes subject to the Collateral Agent’s Lien, the Issuer covenants, represents and warrants: (a) the Issuer shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Agents and the Holders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) each Account Receivable shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold or services rendered by the Issuer; (c) no Account Receivable shall be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in the Issuer’s business and as otherwise disclosed to the Agents, and each Account Receivable will be paid when due; (d) none of the transactions underlying or giving rise to any Account Receivable shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by the Issuer at or before the time such Account Receivable is created; (f) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; (g) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Account Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) the Issuer shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Required Holders shall reasonably require; (i) the Issuer shall immediately notify the Agents and the Holders if any Account Receivable arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps required by the Agents or the Required Holders in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (j) the Issuer will, immediately upon learning thereof, report to the Agents and the Holders any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectibility of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Agents and the Holders as additional Collateral; and (l) the Issuer shall conduct a physical count of its Inventory at such intervals as any Agent, at the written direction of the Required Holders or the Required Holders may request and the Issuer shall promptly supply the Agents with a copy of such count accompanied by a report of the value (based on the lower of cost (on a first in first out basis) and market value) of such Inventory.
          Section 9.04 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of the Issuer a custodian selected by the Required Holders and acceptable to the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents’ and the Holders’ interests. The Issuer hereby agrees to cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Issuer and shall be payable on demand.
ARTICLE X
EVENTS OF DEFAULT
          Section 10.01 Events of Default. If any of the following Events of Default shall occur and be continuing:
          (a) the Issuer shall fail to pay (i) any principal on any Note (whether by scheduled maturity, required redemption, acceleration, demand or otherwise) or (ii) any interest, fee, indemnity or other amount payable under this Agreement, any Note or any other Note Document when due (whether by scheduled maturity, required redemption, acceleration, demand or otherwise) and in the case of this clause (ii) such failure remains uncured for a period of three (3) days;
          (b) any representation or warranty made or deemed made by or on behalf of the Issuer or by any officer of the Issuer under or in connection with any Note Document or under or in connection with any report, certificate, or other document delivered to any Agent or any Holder pursuant to any Note Document shall have been incorrect or misleading in any material respect when made or deemed made;
          (c) the Issuer shall fail to perform or comply with any covenant or agreement contained in ARTICLE VIII or ARTICLE IX of this Agreement;
          (d) the Issuer shall fail to perform or comply with any other term, covenant or agreement contained in any Note Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 10.01, such failure, if capable of being remedied, shall remain unremedied for fifteen (15) days after the earlier of the date a senior officer of the Issuer becomes aware of such failure and the date written notice of such default shall have been given by any Agent or the Required Holders to the Issuer;
          (e) an order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court appointing, or the Issuer shall file an application for an order with respect to the Chapter 11 Case seeking the appointment of, in either case without the prior written consent of the Agents and the Required Holders (i) a trustee under Section 1104, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Sections 1104(d) and 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;
          (f) an order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court converting the Chapter 11 Case to a Chapter 7 case;
          (g) an order shall be entered by the Bankruptcy Court confirming a plan of reorganization in the Chapter 11 Case or a Sale Transaction which does not (i) contain a provision for the payment in full in cash of all Obligations of the Issuer hereunder and under the other Note Documents on or before the effective date of such plan or such sale upon entry thereof and (ii) provide for the continuation of the Liens and security interests granted to the Collateral Agent for the benefit of the Agents and the Holders and priorities until such plan or Sale Transaction effective date;
          (h) an order shall be entered by the Bankruptcy Court dismissing the Chapter 11 Case or any material portion thereof which does not contain a provision for the payment in full in cash of all Obligations of the Issuer hereunder and under the other Note Documents upon entry thereof;
          (i) an order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court without the prior written consent of the Agents and the Required Holders, (i) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders, (ii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Issuer equal or superior to the priority of the Agents and the Holders in respect of the Obligations, except for allowed superpriority administrative expenses having priority over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities, or (iii) to grant or permit the grant of a Lien on the Collateral other than a Permitted Priority Lien;
          (j) an application for any of the orders described in clauses (e) through (i) above or (k) or (o) below shall be made by a Person other than the Agents or the Holders and such application is not contested by the Issuer in good faith and the relief requested is granted in an order that is not stayed pending appeal;
          (k) an order shall be entered by the Bankruptcy Court that is not stayed pending appeal granting relief from the automatic stay to any creditor of the Issuer with respect to any claim in an amount equal to or exceeding $1,000,000 in the aggregate or permitting foreclosure on material assets of the Issuer;
          (l) the Issuer shall have failed, prior to March 31, 2006, to file with the Bankruptcy Court a proposed plan of reorganization or a Sales Transaction in form and substance acceptable to the Required Holders;
          (m) the Issuer shall have failed, prior to August 15, 2006 to (i) have confirmed by the Bankruptcy Court a plan of reorganization in the Chapter 11 Case acceptable to the Required Holders or (ii) consummate a Sale Transaction on terms and conditions acceptable to the Required Holders;
          (n) [reserved];
          (o) at any time the Bankruptcy Court shall enter an order denying (including reversing any prior order of the Bankruptcy Court) the right of the Issuer to enter into a Sale Transaction;
          (p) (i) the Issuer shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of the Collateral Agent, claims or rights against such Person or to subject any Collateral to assessment or surcharge pursuant to Section 506(c) of the Bankruptcy

Code, (ii) any Lien or security interest created by this Agreement or the Bankruptcy Court Orders shall, for any reason, cease to be valid or (iii) any action is commenced by the Issuer which contests the validity, perfection or enforceability of any of the Liens and security interests of the Collateral Agent created by this Agreement or the Bankruptcy Court Orders;
          (q) the determination of the Issuer, whether by vote of the Issuer’s board of directors or otherwise, to suspend the operation of the Issuer’s business in the ordinary course, liquidate all or substantially all of the Issuer’s assets, or employ an agent or other third party to conduct any sales of all or substantially all of the Issuer’s assets, or the filing of a motion or other application in the Chapter 11 Case, seeking authority to do any of the foregoing;
          (r) any provision of any Note Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Issuer intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Issuer or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Issuer shall deny in writing that it has any liability or obligation purported to be created under any Note Document;
          (s) any security agreement related to this Agreement, pledge agreement related to this Agreement or any other security document related to this Agreement, or the Bankruptcy Court Orders after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Agents and the Holders on any Collateral purported to be covered thereby;
          (t) any bank at which any deposit account, blocked account, or lockbox account of the Issuer is maintained shall fail to comply with any of the terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of the Issuer shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;
          (u) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $100,000 in the aggregate in excess of any applicable insurance coverage (but only to the extent the insurer has acknowledged in writing its liability therefor) shall be rendered against the Issuer and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of ten (10) consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (u) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the Issuer and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

          (v) the Issuer is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;
          (w) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Issuer, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;
          (x) any cessation of a substantial part of the business of the Issuer for a period which materially and adversely affects the ability of the Issuer to continue its business on a profitable basis;
          (y) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Issuer, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;
          (z) the indictment, or the threatened indictment of the Issuer under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against the Issuer, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;
          (aa) the Issuer or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, the Issuer or any of its ERISA Affiliates incurs a withdrawal liability in a material amount; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof the Issuer’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases to a material extent;
          (bb) any Termination Event with respect to any Employee Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to the Issuer by any Agent at the written direction of the Required Holders, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan’s vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, the liability is in excess of the amount the then current value of such Employee Plan’s assets allocable to its vested benefits exceeds the then current value of such benefits);
          (cc) the Issuer shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to have a Material Adverse Effect;
          (dd) a Change of Control shall have occurred; or

          (ee) The Issuer shall have failed to obtain the approval of the Bankruptcy Court by October 15, 2005 for the appointment of a chief restructuring officer acceptable to the Required Holders, the duties and authority of which are acceptable to the Required Holders in their reasonable discretion;
     then, and in any such event, the Collateral Agent at the written request of the Required Holders, by notice to the Issuer, may and shall (i) declare all or any portion of the Notes to be due and payable, whereupon all or such portion of the Notes, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Note Documents shall become due and payable immediately, without further order of, or application to, the Bankruptcy Court, presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Issuer and (ii) exercise any and all of its other rights and remedies under applicable law (including, but not limited to, the Bankruptcy Code and the Uniform Commercial Code), hereunder and under the other Note Documents.
ARTICLE XI
AGENTS
          Section 11.01 Appointment. Each Holder hereby irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Holder any payment of principal of or interest on the Notes and all other amounts accrued hereunder for the account of the Holders and paid to such Agent, and to distribute promptly to each Holder its Pro Rata Share of all payments so received; (ii) to distribute to each Holder copies of all material notices and agreements received by such Agent and not required to be delivered to each Holder pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Holders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Holders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Note Document; (v) to perform, exercise, and enforce any and all other rights and remedies of such Agent, on behalf of the Agents and the Holders with respect to the Issuer, the Obligations, or otherwise related to any of same to the extent, in such Agent’s reasonable discretion, reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Note Document; (vi) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Note Document, subject to such Agent’s rights to advancement and reimbursement thereof provided herein; and (vii) subject to Section 11.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Notes and the Note Documents and to exercise such other powers expressly delegated to such Agent by the terms hereof or the other Note Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are in such Agent’s reasonable discretion, reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters, regardless of whether or not expressly provided for by this Agreement and the other Note Documents (including, without limitation, enforcement or collection of the Obligations), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Holders, and such written instructions of the Required Holders shall be binding upon all Holders; provided, however, that the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Note Document or applicable law.
          Section 11.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Note Documents. The duties of the Agents shall be mechanical, ministerial and administrative in nature. The Agents shall not have by reason of this Agreement or any other Note Document a fiduciary relationship in respect of any Holder. Nothing in this Agreement or any other Note Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Note Document except as expressly set forth herein or therein. Each Holder has made and shall make its own independent investigation of the financial condition and affairs of the Issuer in connection with the issuance, funding or maintaining its Notes hereunder and has made and shall make its own appraisal of the creditworthiness of the Issuer and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Holder with any credit or other information with respect thereto, whether coming into their possession before the issuance of the Notes hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Holder, each Agent shall provide to such Holder any documents or reports delivered to such Agent by the Issuer pursuant to the terms of this Agreement or any other Note Document. If any Agent seeks the consent or approval of the Required Holders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Holder. Each Agent shall promptly notify each Holder any time that the Required Holders have instructed such Agent to act or refrain from acting pursuant hereto.
          Section 11.03 Rights, Exculpation, Etc. (a) The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Note Documents, except for their own gross negligence or willful misconduct (which shall not include action taken or omitted to be taken in accordance with any direction, instruction or certificate of the Required Holders, for which the Agents shall have no liability) as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Note as the owner thereof until the Agents receive written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Administrative Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Issuer), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) may execute any of the powers herein and perform any duty hereunder either directly or by or through agents, nominees or attorneys-in-fact and shall not be responsible for the actions or omissions of such agents, nominees or attorneys-in-fact selected by them without gross negligence or willful misconduct, as determined by a final order of a court of competent jurisdiction no longer subject to appeal; (iv) make no warranty or representation to any Holder and shall not be responsible to any Holder for any statements, certificates, warranties or representations made in or in connection with this Agreement, the Notes or the other Note Documents; (v) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Notes or the other Note Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (vi) shall not be responsible to any Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or the other Note Documents or any other instrument or document furnished pursuant hereto or thereto; and (vii) shall not be deemed to have made any representation or warranty regarding the existence, sufficiency, value or collectibility of the Notes or the Collateral, the condition of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by the Issuer in connection therewith, nor shall the Agents be responsible or liable to the Holders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 5.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder to whom payment was due but not made, shall be to recover from other Holders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request written instructions and advancement of fees and expenses (including the fees and expenses of counsel, consultants, appraisers and other experts and advisors) from the Holders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Note Documents the Agents are permitted or required to take or to grant, and the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Note Documents until they shall have received such instructions and such advancements of fees and expenses from the Required Holders. Without limiting the foregoing, no Holder shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Note Documents in accordance with the instructions of the Required Holders and/or such advancement of fees and expenses, or from acting, omitting or refraining to act in the absence thereof.
          (b) The Agents may consult with independent counsel, independent public accountants and other experts selected by them, and any opinion or advice of such counsel, any such accountant, and any such other expert shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in accordance therewith. The Agents shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.
          (c) Notwithstanding anything set forth herein to the contrary, the Agents shall have a duty of ordinary care with respect to any Collateral delivered to the Agents or their designated representatives that is in the Agents’ or their designated representatives’ possession and control. The Agents shall not be responsible for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, the Agents shall, subject to Section 11.11, preserve the part of the Collateral in their possession.
          (d) The Agents shall be obligated to perform such duties and only such duties as are specifically set forth in this Agreement or in any Note Document, and no implied covenants or obligations shall be read into this Agreement or any Note Document against the Agents. The Agents shall not be under any obligation to take any action which is discretionary under the provisions hereof. The Agents shall be under no obligation to exercise any of the rights or powers vested in them by this Agreement at the request or direction of the Required Holders pursuant to this Agreement, unless (i) the Agents shall have been provided adequate security and indemnity as determined by the Agents in their sole discretion (including without limitation from the Holders and/or the Issuer) against any and all costs, expenses and liabilities which might be incurred by them in compliance with such request or direction, including reasonable advances as may be requested by the Agents and (ii) the Agents shall receive such written instructions as the Agents deem appropriate.
          (e) Whenever in the administration of this Agreement, or pursuant to any of the Note Documents, the Agents shall deem it necessary or desirable that a matter be proved or established with respect to the Issuer in connection with the taking, suffering or omitting of any action hereunder by the Agents, such matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively provided or established by a certificate of an executive officer of the Issuer delivered to the Agents and such certificate shall be full warranty to the Agents for any action taken, suffered or omitted in reliance thereon.
          Section 11.04 Reliance. The Agents may rely, and shall be fully protected in acting, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document which they believe to be genuine and to have been signed or presented by the proper party or parties or, in the case of facsimiles, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal, each Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to it and conforming to the requirements of this Agreement or any Note Document.
          Section 11.05 Indemnification. To the extent that any Agent is not promptly reimbursed and indemnified by the Issuer, the Holders will reimburse and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement, the Notes or any of the other Note Documents or any action taken or omitted by such Agent under this Agreement or any of the other Note Documents, in proportion to each Holder’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 11.08; provided, however, that, as among the Holders, no Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judgment of a court of competent jurisdiction no longer subject to appeal that such liability resulted from such Agent’s gross negligence or willful misconduct.

          Section 11.06 Agents Individually. With respect to any Notes held by it, if any, each Person acting as an Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Holder. The terms “Holders” or “Required Holders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Holder. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Issuer as if it were not acting as an Agent pursuant hereto without any duty to account to the Holders.
          Section 11.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Note Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Issuer and each Holder. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.
          (b) Upon any such notice of resignation, the Required Holders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Note Documents. After any Agent’s resignation hereunder as an Agent, the provisions of this ARTICLE XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Note Documents.
          (c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent, shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Holders, with the consent of the other Agent, appoint a successor Agent as provided above.
          Section 11.08 Collateral Matters.
          (a) Without limiting its right to demand and receive advances of fees and expenses pursuant to section 11.03 and to refrain from or omit taking any action until and unless such amounts have been advanced and subject to the terms of any separate written agreement which may exist among the Agents and the Holders, the Collateral Agent may from time to time make such disbursements and advances which the Collateral Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Issuer of the Obligations or to pay any other amount chargeable to the Issuer pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. Such disbursements and advances shall be repayable by the Issuer on demand and shall constitute Obligations hereunder secured by the Collateral. The Collateral Agent shall notify each Holder and the Issuer in writing of each such advance, which notice shall include a description of the purpose of such advance. Without limiting its obligations pursuant to Section 11.05, each Holder agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Holder’s Pro Rata Share of each such advance. If such funds are not made available to the

Collateral Agent by such Holder, the Collateral Agent shall be entitled to recover such funds on demand from such Holder, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate.
          (b) The Holders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon payment and satisfaction of all Obligations which have matured and which the Collateral Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Note Documents; or constituting property in which the Issuer owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Required Holders. Upon request by the Collateral Agent at any time, the Holders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.08(b).
          (c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Holders (as set forth in Section 11.08(b)), each Holder agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 11.08(b). Upon receipt by the Collateral Agent of confirmation from the Holders of its authority to release any particular item or types of Collateral, and upon prior written request by the Issuer, the Collateral Agent shall (and is hereby irrevocably authorized by the Holders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Holders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of the Issuer in respect of) all interests in the Collateral retained by the Issuer.
          (d) The Agents shall have no obligations whatsoever to any Holder to confirm or assure that the Collateral exists or is owned by the Issuer or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Note Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agents in this Section 11.08 or in any other Note Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agents may act in any manner they may deem appropriate, in their sole discretion, and that the Agents shall have no duty or liability whatsoever to any Holder, except as otherwise provided herein.
          Section 11.09 Agency for Perfection. Each Agent and each Holder hereby appoints the Collateral Agent as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral in assets which, in accordance with Article 9 of the

Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Holder hereby acknowledges that the Collateral Agent holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Holders as secured parties. Should the Administrative Agent or any Holder obtain possession or control of any such Collateral, the Administrative Agent or such Holder shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Note Documents. The Issuer and each Holder by their execution and delivery of this Agreement hereby consent to the foregoing.
          Section 11.10 Communications Platform. (a) The Issuer and the Holders agree that the Administrative Agent may distribute routine communications (“Communications”) to the Holders, including without limitation financial statements and other information as provided in Section 8.01, and Note Documents for execution by the parties thereto (but not for any other purpose) by posting such Communications on Intralinks or a substantially similar electronic transmission system selection by the Administrative Agent (the “Platform”).
          (b) ANY PLATFORM, IF PROVIDED, IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER AGENT WARRANTS THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATION OR THE ADEQUACY OF THE PLATFORM, AND THE AGENTS EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH ANY COMMUNICATION OR THE PLATFORM. IN NO EVENT SHALL THE AGENTS OR THE ISSUER HAVE ANY LIABILITY TO THE ISSUER, ANY HOLDER OR ANY OTHER PERSON FOR DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE ISSUER’S, OR ANY AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL JUDGMENT BY A COURT OF COMPETENT JURISDICTION NO LONGER SUBJECT TO APPEAL TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING THE FOREGOING, NEITHER THE AGENTS NOR THE ISSUER SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE PLATFORM OR, ANY AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.
          (c) Each Holder agrees that notice to it (as provided in the next sentence) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Holder for purposes of the Note Documents. Each

Holder agrees (i) to notify the Agents from time to time of the e-mail address to which the foregoing notice may be sent and (ii) that such notice may be sent to such e-mail address.
          Section 11.11 Actions With Respect To Collateral. The Agents shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Agents have or are deemed to have knowledge of such matters, (ii) taking any necessary steps to preserve the rights against any parties with respect to any Collateral or (iii) taking any action other than as directed in writing by the Required Holders, subject to the provisions of this Agreement.
ARTICLE XII
MISCELLANEOUS
          Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to the Issuer, at the following address:
Anchor Glass Container Corporation
One Anchor Plaza
4343 Anchor Plaza Parkway
Tampa, FL33634
Attention: Richard A. Kabaker, Vice President, General Counsel and Secretary
Telephone: (813) 882-7738
Telecopier: (813) 887-5735
if to the Administrative Agent, to it at the following address:
Wells Fargo Bank, N.A.
Corporate Trust Services
N9303-120
Sixth Street and Marquette Avenue
Minneapolis, MN 55479
Attention: Jeffrey T. Rose
Telephone: (612) 667-0337
Telecopier: (612) 667 9825
with a copy to:
Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Attention: Mark R. Somerstein, Esq.
Telephone: (212) 808-7580
Telecopier: (212) 808-7897
Akin Gump Strauss Hauer & Feld
590 Madison Avenue

New York, NY 10022
Attention: Ira S.Dizengoff, Esq.
Telephone: (212) 872 1000
Telecopier: (212) 872 1002
if to the Collateral Agent, to it at the following address:
Wells Fargo Bank, N.A.
Corporate Trust Services
N9303-120
Sixth Street and Marquette Avenue
Minneapolis, MN 55479
Attention: Jeffrey T. Rose
Telephone: (612) 667-0337
Telecopier: (612) 667 9825
with a copy to:
Kelley Drye & Warren LLP
101 Park Avenue
New York, NY 10178
Attention: Mark R. Somerstein, Esq.
Telephone: (212) 808-7580
Telecopier: (212) 808-7897
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attention: Ira S. Dizengoff, Esq.
Telephone: (212) 872 1000
Telecopier: (212) 872 1002
     or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed (by registered or certified mail, first class postage prepaid and return receipts requested), when received or three Business Days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent pursuant to ARTICLE II shall not be effective until received by such Agent.
     Nothing in this Agreement or in any other Note Document shall be construed to limit or affect the obligation of the Issuer or any other Person to serve upon the Agents and the Holders in the manner prescribed by the Bankruptcy Code any pleading or notice required to be given to the Agents and the Holders pursuant to the Bankruptcy Code.

          Section 12.02 Amendments, Etc. No amendment or waiver of any provision of any Note Document, and no consent to any departure by the Issuer therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Holders or by the Agents with the consent of the Required Holders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) reduce the principal of, or interest on, the Notes payable to any Holder, reduce the amount of any fee payable for the account of any Holder, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Notes payable to any Holder, in each case without the written consent of any Holder affected thereby, (ii) change the percentage of the aggregate unpaid principal amount of the Notes that is required for the Holders or any of them to take any action hereunder, (iii) amend the definition of “Required Holders”, “Pro Rata Share” or “Permitted Priority Lien”, (iv) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Note Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Holders, or release the Issuer, (v) amend, modify or waive Section 5.04 or this Section 12.02, or (vi) modify, waive, release or subordinate the superpriority claim status of the Obligations (except as permitted in this Agreement and the Note Documents), in each case (except for the foregoing clause (i)), without the written consent of each Holder of Outstanding Notes. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Holder) under this Agreement or the other Note Documents.
          Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Holder to exercise, and no delay in exercising, any right hereunder or under any other Note Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Note Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Holders provided herein and in the other Note Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Holders under any Note Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Holders to exercise any of their rights under any other Note Document against such party or against any other Person.
          Section 12.04 Expenses; Taxes; Attorneys’ Fees. Without limiting the Issuer’s obligations under the Fee Letter or Section 2.06, the Issuer will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (c) through (m) below, each Holder), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (c) through (m) below, each Holder) with respect to accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement, the Notes and the other Note Documents (including, without limitation, the review of any of the agreements, instruments and documents referred to in Section 8.01(j)), (b) any requested amendments, waivers or consents to this Agreement or the other Note Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Agents’ and/or the Holders’ rights under this Agreement or the other Note Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Holder by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Holders’ claims against the Issuer, or any and all matters in connection therewith, (e) the commencement, prosecution, continuation or defense of, or joinder or intervention in, any court proceeding arising out of or in connection with or related to this Agreement or any other Note Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Holder, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Note Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement, the Notes or any other Note Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement, the Notes or any other Note Document, (i) any attempt to collect from the Issuer, (j) all liabilities and costs arising from or in connection with the past, present or future operations of the Issuer involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of the Issuer, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) the receipt by any Agent or any Holder of any advice from professionals with respect to any of the foregoing or (n) otherwise incurred or advanced in connection with the administration of the Collateral (including without limitation the establishment, maintenance and operation of any lockbox or other accounts established pursuant to this Agreement). Without limitation of the foregoing or any other provision of any Note Document: (x) the Issuer agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Holder to be payable in connection with this Agreement, the Notes or any other Note Document, and the Issuer agrees to save each Agent and each Holder harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Issuer agrees to pay all broker fees, finder fees or other fees that may become due in connection with the transactions contemplated by this Agreement and the other Note Documents, and (z) if the Issuer fails to perform any covenant or agreement contained herein or in any other Note Document, any Agent may, subject to ARTICLE XI hereof, itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Issuer.
          Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent at the written direction of the Required Holders or any Holder may, and is hereby authorized to, at any time and from time to time, without notice to the Issuer (any such notice being expressly waived by the Issuer) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Holder to or for the credit or the account of the Issuer against any and all obligations of the Issuer either now or hereafter existing under any Note Document, irrespective of whether or not such Agent or such Holder shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each Agent and each Holder agrees to notify the Issuer promptly after any such set-off and application made by such Agent or such Holder provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Holders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Holders may have under this Agreement or any other Note Documents of law or otherwise.
          Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          Section 12.07 Transfer, Registration and Substitution of Notes; Successors, Assigns and Transfers. (a) Transfer by Holders. Each Holder may transfer to one or more other Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of the Notes owing to it); provided that:
               (i) except in the case of a transfer to a Person that, immediately prior to such transfer, was a Holder or an Affiliate of a Holder, or a transfer of all of a Holder’s rights and obligations under this Agreement, the aggregate amount of the Notes owing to the transferring Holder being transferred pursuant to each such transfer (determined as of the date of the Transfer and Acceptance with respect to such transfer) shall in no event be less than $500,000 (except as otherwise agreed by the Issuer and the Administrative Agent);
               (ii) the Issuer and the Administrative Agent shall receive notice of such transfer, and the Administrative Agent shall have consented to such transfer (such consent not to be unreasonably withheld); and
               (iii) the parties to each such transfer shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, a Transfer and Acceptance.
Upon such consent, execution, delivery, acceptance and recording, from and after the effective date specified in such Transfer and Acceptance, (x) the transferee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been transferred to it pursuant to such Transfer and Acceptance, have the rights and obligations of a Holder hereunder and under the other Note Documents and (y) the Holder transferor thereunder shall, to the extent that rights and obligations hereunder have been transferred by it pursuant to such Transfer and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of a Transfer and Acceptance covering all or the remaining portion of a transferring Holder’s rights and obligations under this Agreement, such Holder shall cease to be a party hereto).
          (b) Undertaking of Transferor and Transferee. By executing and delivering a Transfer and Acceptance, the Holder transferor thereunder and the transferee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Transfer and Acceptance, such transferring Holder makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such transferring Holder makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Issuer or the performance or observance by the Issuer of any of their respective obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such transferee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Transfer and Acceptance; (iv) such transferee will, independently and without reliance upon any Agent, such transferring Holder or any other Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such transferee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement as are delegated to the Agents by the terms hereof and of the other Note Documents, together with such powers as are reasonably incidental thereto; (vi) such transferee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement and the other Note Documents are required to be performed by it as a Holder; (vii) such transferee has provided the Issuer and the Administrative Agent with the forms and documents with respect to such transferee referred to in Section 3.05; and (viii) such transferee, by its acceptance of a Note registered in its name, as set forth below in paragraph (c), shall be deemed to have made the representations and warranties set forth in Section 7.02.
          (c) Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Issuer, shall maintain at its address referred to in Section 12.01 a copy of each Transfer and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Holders and principal amount of the Notes held by each Holder from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Issuer, the Agents and the Holders shall treat each Person whose name is recorded in the Register as a Holder hereunder for all purposes of this Agreement. No transfer shall be effective until it is recorded in the Register pursuant to this Section 12.07(c). The Register shall be available for inspection by the Issuer or any Holder at any reasonable time and from time to time upon reasonable prior notice.
          (d) Transfer and Acceptance. Upon its receipt of a Transfer and Acceptance executed by a transferring Holder and an transferee and the Note or Notes, or the portion of thereof, being surrendered for transfer, together with the fee referred to in Section 12.07(a), the Administrative Agent shall, if such Transfer and Acceptance has been completed and is in the form of Exhibit D hereto, (i) accept such Transfer and Acceptance, (ii) record the information contained therein in the Register, (iii) give prompt notice thereof to the Issuer and request that the Issuer, at its own expense (except as provided below), execute and deliver one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Notes, or portions thereof. Each such new Note shall be payable to the Person as such Holder may request and shall be substantially in the form of Exhibit B. Each such new Note shall be dated and bear interest from the date to which such interest shall have been paid on the surrendered Note, or portion thereof, or dated the date of the surrendered Note, or portion thereof, if no interest shall have been paid thereon. The Issuer may require payment by the transferee of any such Note, or portion thereof, of a sum sufficient to cover any stamp tax, transfer tax or governmental charge imposed in respect of any such transfer of Notes, or portions thereof.
          (e) [Reserved]
          (f) Disclosure of Information. Any Holder may, in connection with any transfer or participation or proposed transfer or participation pursuant to this Section 12.07, disclose to the transferee or participant or proposed transferee or participant, any information relating to the Issuer furnished to such Holder by or on behalf of the Issuer; provided that, prior to any such disclosure, the transferee or participant or proposed transferee or participant shall agree in writing to preserve the confidentiality of any confidential information received by it from the Holders in accordance with Section 12.18.
          (g) Other Pledges. Anything in this Section 12.07 to the contrary notwithstanding, each Holder shall be permitted to pledge all or any part of its right, title and interest in, to and under the Notes to any trustee for the benefit of the holders of such Holder’s securities.
          (h) No Purchase, Transfers or Participations to Note Parties or Affiliates. Anything in this Section 12.07 to the contrary notwithstanding, neither the Issuer nor any Affiliate of the Issuer may acquire any Notes (whether by purchase, redemption, redemption, transfer, participation or otherwise) except as expressly permitted by and in accordance with the terms of this Agreement, and no Holder shall sell, transfer or participate to the Issuer or any of its Affiliates, directly or indirectly, any Notes. The Issuer shall promptly cancel all Notes acquired by it or one of its Affiliates pursuant to any payment, redemption or purchase of Notes pursuant to any provision of this Agreement and promptly notify the Administrative Agent thereof, and no Notes may be issued in substitution or exchange for any such Notes.
          (i) Replacement of Notes. Upon receipt by the Issuer and the Administrative Agent of notice from any Holder of the ownership of and loss, theft, destruction or mutilation of any Note, and (a) in the case of loss, theft or destruction, of such Holder’s agreement of indemnity with respect thereto, or (b) in the case of mutilation, upon surrender and cancellation thereof, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
          (j) Successors, Assigns and Transfers. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns or transfers, provided that the Issuer may not assign or transfer any of its rights or obligations hereunder or under the other Note Documents without the prior written consent of the Agents and all the Holders, and any purported assignment or transfer without such consent shall be null and void.
          Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Note Document mutatis mutandis.
          Section 12.09 GOVERNING LAW. THIS AGREEMENT, THE NOTES AND THE OTHER NOTE DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER NOTE DOCUMENT IN RESPECT OF SUCH OTHER NOTE DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE AND EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER NOTE DOCUMENT.
          Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER NOTE DOCUMENT MAY BE BROUGHT IN THE BANKRUPTCY COURT OR IN THE COURTS OF THE STATE OF FLORIDA IN THE COUNTY OF HILLSBOROUGH OR OF THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF FLORIDA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE ISSUER HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE ISSUER HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF FLORIDA AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ISSUER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF FLORIDA, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE HOLDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL ACTIONS OR PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ISSUER IN ANY OTHER JURISDICTION. THE ISSUER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE ISSUER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE ISSUER HEREBY IRREVOCABLY WAIVES SUCH

IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS.
          Section 12.11 WAIVER OF JURY TRIAL, ETC. THE ISSUER, EACH AGENT AND EACH HOLDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT, THE NOTES OR THE OTHER NOTE DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. THE ISSUER CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY HOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY HOLDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. THE ISSUER HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE HOLDERS ENTERING INTO THIS AGREEMENT.
          Section 12.12 Consent by the Agents and Holders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Holder shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which the Issuer is a party and to which any Agent or any Holder has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Holder, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.
          Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.
          Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent or any Holder for repayment or recovery of any amount or amounts received by such Agent or such Holder in payment or on account of any of the Obligations, such Agent or such Holder shall give prompt notice of such claim to each other Agent and Holder and the Issuer, and if such Agent or such Holder repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent or such Holder or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent or such Holder with any such claimant, then and in such event the Issuer agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Note Documents or the termination of this Agreement or the other Note Documents, and (B) it shall be and remain liable to such Agent or such Holder hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent or such Holder.

          Section 12.15 Indemnification.
          (a) General Indemnity. In addition to the Issuer’s other Obligations under this Agreement, the Issuer agrees to defend, protect, indemnify and hold harmless each Agent and each Holder and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Note Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Holder’s furnishing of funds to the Issuer under this Agreement or the other Note Documents, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Note Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Note Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Issuer shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal.
          (b) Environmental Indemnity. Without limiting Section 12.15(a) hereof, the Issuer agrees to defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by the Issuer, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by the Issuer, or any predecessor in interest; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to the Issuer, or any predecessor in interest; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by the Issuer, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Issuer in Section 7.01(r) or the breach of any covenant made by the Issuer in Section 8.01(i) and Section 8.02(p). Notwithstanding the foregoing, the Issuer shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal.
          (c) Contribution. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, the Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Note Documents.
          Section 12.16 Records. The unpaid principal of and interest on the Notes, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.
          Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Issuer, each Agent and each Holder and when the conditions precedent set forth in Section 6.01 hereof have been satisfied or waived in writing by the Required Holders, and thereafter shall be binding upon and inure to the benefit of the Issuer, each Agent and each Holder, and their respective successors and assigns (including any trustee succeeding to the rights of the Issuer pursuant to Chapter 11 of the Bankruptcy Code or pursuant to any conversion to a case under Chapter 7 of the Bankruptcy Code), except that the Issuer shall not have the right to assign or transfer its rights hereunder or any interest herein without the prior written consent of each Holder, and any transfer by any Holder shall be governed by Section 12.07 hereof.
          Section 12.18 Confidentiality. Each Agent and each Holder agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it by the Issuer pursuant to this Agreement or the other Note Documents which is identified in writing by the Issuer as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Holder, (iii) to examiners, auditors, regulators or accountants, (iv) in connection with any litigation to which any Agent or any Holder is a party or (v) to any transferee or participant (or prospective transferee or participant) so long as such transferee or participant (or prospective transferee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.18. Notwithstanding the foregoing, each Agent and each Holder may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to any Agent or any Holder relating to such tax treatment and tax structure. Each Agent and each Holder agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Issuer informed of such request or identification; provided that the Issuer acknowledges that each Agent and each Holder may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Holder may be subject to review by regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such agencies any such non-public information.

          Section 12.19 Integration. This Agreement, together with the other Note Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
          Section 12.20 Collateral Agent and Administrative Agent as Party-in-Interest. The Issuer hereby stipulates and agrees that each of the Collateral Agent and Administrative Agent is and shall remain a party in interest in the Chapter 11 Case and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith. Nothing in this Agreement or any other Note Document shall be deemed to be a waiver of any of the Collateral Agent’s or the Administrative Agent’s rights or remedies under applicable law or documentation. Without limitation of the foregoing, the Collateral Agent or the Administrative Agent shall have the right to make any motion or raise any objection deemed by the Required Holders to be in the interest of the Agents, and/or the Holders (specifically including but not limited to objections to use of proceeds of the Notes, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumption or rejection of any executory contract or lease), provided that the Required Holders will not request or direct the Collateral Agent or the Administrative Agent to exercise such right if the action or inaction by the Issuer which is the subject of such motion or objection is expressly permitted by any covenant or provision of this Agreement or any other Note Document.
          Section 12.21 Legend. A copy of this Agreement shall be filed with the secretary of the Issuer and kept with the records of the Issuer. Each certificate, note or other document representing Notes subject to the terms hereof and each certificate, note or other document issued in exchange for or upon the transfer of any such Notes shall be stamped or otherwise imprinted with a legend in substantially the following form (unless the transfer of such Note is being made pursuant to an effective registration statement):
“THE SECURITIES EVIDENCED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND THE SECURITIES LAWS OF ANY STATE COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE COMPANY AT ITS OPTION RECEIVES AN OPINION OF COUNSEL OF THE HOLDER OF THIS NOTE REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND THE SECURITIES LAWS OF ANY SUCH STATE.”
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ISSUER:

ANCHOR GLASS CONTAINER CORPORATION

By:

Name:
Title:

COLLATERAL AGENT AND
ADMINISTRATIVE AGENT

WELLS FARGO BANK, N.A.
as Collateral Agent and Administrative Agent

By:

Name:
Title:

EXHIBIT B
[Form of Floating Rate Senior Secured Term Note]
THE SECURITIES EVIDENCED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND THE SECURITIES LAWS OF ANY STATE COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE COMPANY AT ITS OPTION RECEIVES AN OPINION OF COUNSEL OF THE HOLDER OF THIS NOTE REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND THE SECURITIES LAWS OF ANY SUCH STATE.
ANCHOR GLASS CONTAINER CORPORATION
FLOATING RATE SENIOR SECURED TERM NOTE DUE 2006

No. [___]	[Date]
U.S.$[___]	PPN [___]
          FOR VALUE RECEIVED, the undersigned, ANCHOR GLASS CONTAINER CORPORATION (herein called the “Issuer”), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [NAME OF PURCHASER], or registered assigns, the principal sum of [                     ] DOLLARS (or so much thereof as shall not have been prepaid) on the Final Maturity Date (as defined in the Senior Secured Post-Petition Note Purchase Agreement) with interest (computed as set forth in the Senior Secured Post-Petition Note Purchase Agreement) (a) on the unpaid balance thereof at the rate per annum equal to the rates and at the times specified pursuant to Section 2.05 of the Senior Secured Post-Petition Note Purchase Agreement, payable monthly, commencing on the first day of the month following the month in which the Effective Date (as defined in the Senior Secured Post-Petition Note Purchase Agreement) occurs and at maturity (whether upon demand, by acceleration or otherwise).
          Payments of principal of, interest on and any other amounts due and owing under the Senior Secured Post-Petition Note Purchase Agreement with respect to this Note are to be made in lawful money of the United States of America to the Administrative Agent’s Account or

1

at such other place as the Administrative Agent shall have designated by written notice to the holder of this Note as provided in the Senior Secured Post-Petition Note Purchase Agreement.
          This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Senior Secured Post-Petition Note Purchase Agreement dated as of September 15, 2005 (as from time to time amended, the “Senior Secured Post-Petition Note Purchase Agreement”), between the Issuer, the respective Purchasers named therein and Wells Fargo Bank, N.A., as Administrative Agent and Collateral Agent. Each holder of this Note will be deemed, by its acceptance hereof, to have agreed to the confidentiality provisions set forth in Section 12.18 of the Senior Secured Post-Petition Note Purchase Agreement and to have made the representations set forth in Section 7.02 of the Senior Secured Post-Petition Note Purchase Agreement.
          This Note is a certificated Note and, as provided in the Senior Secured Post-Petition Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Issuer may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer will not be affected by any notice to the contrary.
          This Note is subject to optional prepayment and mandatory prepayment, in whole or from time to time in part, at the times and on the terms specified in the Senior Secured Post-Petition Note Purchase Agreement, but not otherwise.
          If an Event of Default, as defined in the Senior Secured Post-Petition Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Senior Secured Post-Petition Note Purchase Agreement.
          This Note shall be construed and enforced in accordance with the law of the State of New York.

ANCHOR GLASS CONTAINER CORPORATION
By:
Name:
Title:

B-2